Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

April 13, 2026

among

AVANOS MEDICAL, INC.,

A-AV HOLDCO I, INC.

and

A-AV MERGERSUB, INC.

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TABLE OF CONTENTS

LEGAL/51121949v6

LEGAL/51121949v6

LEGAL/51121949v6

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 13, 2026 among Avanos Medical, Inc., a Delaware corporation (the “Company”), A-AV Holdco I, Inc., a Delaware corporation (“Parent”), and A-AV MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
W I T N E S S E T H:
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation, and each issued and outstanding share of Company Stock immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2 and Dissenting Shares) will be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Transactions” ); (iii) declared advisable this Agreement and the Transactions on the terms and subject to the conditions set forth herein; (iv) irrevocably waived the requirements of Section 4 of Article IV of the Company’s Certificate of Incorporation; (v) resolved to recommend that the Company’s stockholders vote to approve and adopt this Agreement and approve the Transactions; and (vi) directed that this Agreement be submitted to the Company’s stockholders for their approval and adoption;
WHEREAS, the respective Boards of Directors (or equivalent thereof) of Parent and Merger Subsidiary have approved and declared advisable this Agreement and the Transactions, including the Merger; and
WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger as specified herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
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ARTICLE 1
Definitions
Section 1.1Definitions.
(a)As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Acquisition Proposal” means, other than the Transactions, any offer or proposal from a Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase, directly or indirectly, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose net revenues, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose net revenues, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries; (iii) any merger, consolidation, joint venture, partnership, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose net revenues, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries and that would have any of the effects specified in clause (i) or (iv) any combination of any of the foregoing.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, with respect to Parent and Merger Subsidiary, the term “Affiliate” shall not include any investment fund, investment vehicle or client sponsored or advised by AIP, LLC or the Equity Investor or any of its or their Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client.
“Antitrust Laws” means the Sherman Act of 1890, 15 U.S.C. §§ 1 et seq., the Clayton Act, 15 U.S.C. §§ 12-27 (including the HSR Act), the Federal Trade Commission Act, 15 U.S.C. §§ 41 et seq and any other Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (e.g., antitrust, competition or trade regulation laws).
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“Applicable Date” means January 1, 2024.
“Applicable Law” means, with respect to any Person or property, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, published guideline, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case that is binding upon to such Person or property.
“Bonus Amount” means the aggregate amounts of bonuses set forth in Section 6.1 of the Company Disclosure Schedule; provided that in no event shall the Bonus Amount exceed $1,000,000.
“Bonus Recipient” means each Person who is eligible to receive a portion of the Bonus Amount as set forth in Section 6.1 of the Company Disclosure Schedule; provided, that any such Person who is no longer employed by the Company or its Affiliate at the Effective Time shall not be a Bonus Recipient or have the right to receive any Bonus Amount even if such Person is included in the group of Persons listed in Section 6.1 of the Company Disclosure Schedule.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state or local law.
“Code” means the Internal Revenue Code of 1986.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.
“Company Balance Sheet Date” means December 31, 2025.
“Company Data” means all data, information and data compilations contained in the Company IT Systems, including Personal Information and confidential information that are used by the Company or its Subsidiaries, or are necessary to the business of the Company or its Subsidiaries.
“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.
“Company Employee” means an employee of the Company or any of its Subsidiaries.
“Company Equity Plans” means, collectively, the Company’s Equity Participation Plan, the Company’s Outside Directors’ Compensation Plan, and the Company’s 2021 Long Term Incentive Plan.

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“Company ESPP” means the Company’s Employee Stock Purchase Plan.
“Company IT Systems” means all software, computer hardware, middleware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other Third Party service providers) by the Company or any of its Subsidiaries.
“Company Stock” means the Common Stock, par value $0.01 per share, of the Company.
“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025.
“Confidentiality Agreement” means the confidentiality agreement dated March 13, 2026 between the Company and AIP, LLC.
“Contract” means any contract, agreement, lease, sublease, license, note, mortgage, bond, indenture or other legally binding obligation (but excluding for purposes of this Agreement any statements of work, purchase orders, service orders or other similar documents entered into in the ordinary course of business).
“Data Privacy and Security Requirements” means to the extent governing data Processing, privacy, protection, or security, and applying to the conduct of the business of the Company or any of its Subsidiaries: (i) all Applicable Laws, including HIPAA, and any Security Incident notification requirements under such Applicable Laws; (ii) the external-facing past and present policies that are or were adopted by the Company or any of its Subsidiaries during such time period in which the Company or its Subsidiaries were bound thereby; and (iii) Contracts and generally-accepted industry standards to which the Company or any its Subsidiaries are parties or bound (including, to the extent applicable to the Company or any of its Subsidiaries, the Payment Card Industry Data Security Standard (“PCI-DSS”) and NIST AI Risk Management Framework).
“Data Processor” means any Person that Processes data on behalf of the Company or its Subsidiaries, including a “service provider,” “contractor,” or “processor,” as those terms are defined by Applicable Law.
“DGCL” means the Delaware General Corporation Law.
“Employee Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) other compensatory or benefit plan, practice, policy, program, arrangement or agreement (including any pension, retirement, bonus, incentive, equity or equity-based compensation, deferred compensation, severance, retention, change of control, paid time off, disability, health, medical, life insurance, fringe benefit, tax gross-up or indemnification, or employment, consulting, or similar plan, practice, policy, program, arrangement or agreement), in each case that is (x) sponsored, maintained or contributed to (or

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required to be contributed to) by the Company or any of its Subsidiaries, or (y) to which the Company or any of its Subsidiaries are a party or with respect to which they have any liability (including contingent liability), including the Company Equity Plans and the Company ESPP.
“Environmental Laws” means any and all Applicable Laws that have as their principal purpose the protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“FDA” means the United States Food and Drug Administration.
“Federal Healthcare Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f) and any implementing regulations thereto and includes, without limitation, Medicare (including Medicare Advantage), Medicaid (including managed Medicaid), TRICARE, and the Veterans Health Administration programs.
“Foreign Direct Investment Law” means any applicable law, regulation, order, or other measure of any jurisdiction that is designed or intended to screen, review, approve, condition, or prohibit investments by foreign persons in domestic businesses or assets, including any filing, notification, or approval requirement imposed on parties to a transaction by a governmental authority with jurisdiction over foreign investment.
“Funded Indebtedness” means, as of any date of measurement, (i) obligations relating to indebtedness for borrowed money and (ii) obligations evidenced by bonds, notes, debentures or similar instruments as of the date of measurement, in each case other than any such obligations between or among the Company and its wholly-owned Subsidiaries.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Government Official” means (i) any officer or employee of any Governmental Authority, (ii) any person acting in an official capacity on behalf of a Governmental Authority, (iii) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party, or (iv) any candidate for political office.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, self-regulatory or administrative authority, department, court, agency or official, including any political subdivision or instrumentality thereof or any arbitral body (whether public or private). For avoidance of doubt, the term Governmental Authority includes any Regulatory Authority.
“Hazardous Substances” means any pollutants, contaminants, wastes, or other materials or substances that are regulated or for which liability or standards of conduct may be imposed

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under any Environmental Law, and shall include oil, petroleum, petroleum-derived substances, radiation and radioactive materials, polychlorinated biphenyls, urea formaldehyde, perfluoroalkyl and polyfluoroalkyl substances, silica, radon, dust, noise, odors, mold, microbial matter, and asbestos or any materials containing asbestos.
“Healthcare Laws” means any Applicable Laws relating to healthcare regulatory matters and the Company’s products or services, including, without limitation: (i) healthcare fraud and abuse Applicable Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal criminal False Claims Statutes (18 U.S.C. §§ 286, 287 and 1001), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the HIPAA All-Payor Fraud Statute (18 U.S.C. § 1347), the federal criminal False Statements Law (42 U.S.C. § 1320a-7b(a)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a−7a), the federal exclusion laws (42 U.S.C. § 1320a-7), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the federal Physician Self-Referral Prohibition, commonly referred to as the “Stark Law” (42 U.S.C. § 1395nn), and any regulations or guidance promulgated pursuant to each of the foregoing, and similar foreign, state, or local Applicable Laws; (ii) all Applicable Laws relating to Federal Healthcare Programs and the regulations promulgated thereunder; (iii) HIPAA and the implementing regulations and any similar state or local health care privacy, security or confidentiality Applicable Laws; (iv) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and the regulations promulgated thereunder; (v) the Medicare Secondary Payer Law (42 U.S.C. § 1395y); (vi) all Applicable Laws regulated by FDA, including the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq); and (vii) any foreign, state, or local Applicable Laws regulating the interactions with healthcare professionals and reporting thereof.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any regulations promulgated thereunder.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means any (i) obligations relating to indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments, (iii) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case only to the extent drawn), (iv) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement and (v) guarantees of obligations of the types referred to in the preceding clauses (i) through (iv).
“Information Security Program” means a written information security program designed to comply with Data Privacy and Security Requirements that include, to the extent applicable: (i) written policies and procedures regarding Company Data, and the Processing thereof; (ii) administrative, technical and physical safeguards designed to protect the security, confidentiality, availability and integrity of any Company Data and Company IT Systems; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; (iv) a vendor and Data Processor cybersecurity and privacy risk management program; and (v) protections against Security Incidents, malicious code, and against loss, misuse,

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unauthorized access to, or disruption of, the Processing of Company Data and Company IT Systems.
“Intellectual Property” means all intellectual property and intellectual property rights in any jurisdiction throughout the world including all trademarks, service marks, trade names, mask works, inventions, patents, trade secrets, copyrights and know-how (including any registrations or applications for registration of any of the foregoing).
“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonably due inquiry of direct reports, of the individuals listed on Section 1.1 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after reasonably due inquiry of direct reports, of the individuals listed on Section 1.1 of the Parent Disclosure Schedule.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Adverse Effect” means, with respect to the Company, any fact, event, development, circumstance, occurrence or effect (an “Effect”) having (i) a material adverse effect on the condition (financial or otherwise), business, assets, properties, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been, is, or would reasonably be expected to be a Material Adverse Effect for purposes of this clause (i): (A) changes in GAAP, (B) changes in the financial or securities markets or in general economic or political conditions, (C) changes in Applicable Law or the enforcement or interpretation thereof by any Governmental Authority, (D) changes or proposed changes in reimbursement rates or coverage limitations applicable to the products or services of the Company or its Subsidiaries, (E) changes generally affecting the industry in which the Company or its Subsidiaries operate, (F) hostilities, acts of war, sabotage or terrorism, or any escalation or worsening thereof, (G) the announcement, pendency or consummation of the Transactions (provided, that this clause (G) shall not apply to any representation or warranty contained in this Agreement to the extent such representation or warranty expressly addresses the consequences resulting from the execution, delivery or performance of this Agreement, or the announcement or consummation of the Transactions or the Company’s performance of its obligations set forth in Section 6.1(a)), (H) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (H) shall not prevent a party from asserting that any Effect not otherwise excluded that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (I) any action taken (or omitted to be taken) by Parent or Merger Subsidiary or their respective Affiliates, representatives or agents, or at the request of Parent after the date of this Agreement, (J) any action taken by the

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Company or any of its Subsidiaries that is expressly required by this Agreement (other than to perform its obligations set forth in Section 6.1(a)), (K) changes in the market price or trading volume of the shares of Company Stock (it being understood that this clause (K) shall not prevent a party from asserting that any Effect not otherwise excluded that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), or (L) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events; provided, further, however, that, with respect to clauses (A), (B), (C), (D), (E) and (L), such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate or (ii) that prevents or materially impairs or would reasonably be expected to prevent or materially impair, the ability of the Company to consummate the Transactions by the End Date.
“Order” means any order, injunction, judgment, directive, determination, decree, writ, award or ruling that is enacted, issued, promulgated, entered or enforced by a Governmental Authority.
“Owned Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries.
“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.
“Parent Material Adverse Effect” means an Effect that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of Parent or Merger Subsidiary to consummate the Transactions by the End Date.
“Permits” means all permits, licenses, consents, approvals, franchises, authorizations, approvals, clearances, privileges, certificates, waivers, exemptions, variances, exclusionary or inclusionary orders and other concessions, or similar rights issued by or filed with any Governmental Authority or other authority possessing legal or contractual right to issue or grant any such rights.
“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due or payable or are being contested in good faith by appropriate legal Proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) Liens incurred in the ordinary course of business since the Company Balance Sheet Date and that would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate,

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materially and adversely impair the continued use, occupancy and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) any Liens on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, (vii) zoning, entitlement, building codes and other land use regulations, ordinances or other Applicable Laws imposed by any Governmental Authorities having jurisdiction over the Real Property that, in each case, do not adversely effect in any material respect the current use or value of the Real Property, and (viii) any state of facts that an accurate survey of the Real Property would disclose and that, individually or in the aggregate, do not materially and adversely impair the continued use, occupancy and operation of the applicable Real Property.
“Person” means an individual, corporation, general or limited partnership, limited liability company, association, statutory or grantor trust or other entity or organization, including any Governmental Authority.
“Personal Information” means information that can be used to identify, locate, or contact an individual, alone or when combined with other personal or identifying information, including any information that constitutes “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Applicable Law.
“PMA” means a FDA premarket approval.
“Proceeding” means any cause of action, proceeding, claim, charge, complaint, suit, hearing, litigation, audit, arbitration, investigation, civil investigative demand, criminal information, subpoena, or search warrant (whether civil, criminal, administrative, judicial or investigative) by or before any Governmental Authority.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information or on sets of information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Products” means those products developed, tested, manufactured, stored, distributed, promoted, marketed, sold and otherwise commercialized by the Company or its Subsidiaries, including those Products set forth on Section 1.2 of the Company Disclosure Schedule.
“Regulatory Approval” means such Permits by any Regulatory Authority as are necessary for the development, manufacture, use, storage, import, export, distribution, transport, marketing, or sale of any Product in such jurisdiction.
“Regulatory Authority” means any local, state, federal, national, or multinational governmental health regulatory agency or authority, including any notified body accredited by a competent authority to certify compliance with regulatory requirements, within a regulatory jurisdiction, with the authority to provide exemptions or grant approvals, clearances, licenses,

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registrations or authorizations necessary for the development, manufacture, use, and sale of a medical device product.  For clarity, references in this Agreement to Regulatory Authority shall be deemed to include the FDA, the Department of Health and Human Services (“HHS”), the HHS Office of the Inspector General, the Department of Justice, the Centers for Medicare and Medicaid Services, EU Member States’ health authorities and notified bodies accredited by competent authorities in compliance with Regulation (EU) 2017/745.
“Sanctioned Country” means a country, region, or territory which is the subject of country-wide or territory-wide economic sanctions, including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic of Ukraine and the so-called Luhansk People’s Republic of Ukraine.
“Sanctioned Person” means any Person that (i) appears on the “List of Specially Designated Nationals and Blocked Persons” maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.K. Sanctions List, the E.U. Consolidated Financial Screening List, or is otherwise the target of any Sanctions, including U.S. Executive Order 14024 issued on April 15, 2021, U.S. Executive Order 13662 issued on March 20, 2014, and any directives or designations issued pursuant thereto; (ii) is operating in, organized in, a national of, ordinarily resident in, or an agency or instrumentality of the government of Venezuela or a Sanctioned Country; or (iii) is directly or indirectly owned 50% or more in the aggregate, or controlled by or acting for or on behalf of one or more Persons described in clauses (i) and (ii), above.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered, or enforced by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Government of Canada or other relevant sanctions Governmental Authority and all Applicable Laws relating thereto.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Security Incident” means any material unauthorized Processing of Company Data, any material unauthorized access or disruption to the Company IT Systems, or any material breach of security of Company Data or Company IT Systems, and in each case, that requires notification to any Person under Applicable Law.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or

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regulation” (including Section 203 of the DGCL) or other similar state or federal anti-takeover law.
“Tax” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, margin, gross margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandonment, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
(b)Unless otherwise defined in Section 1.1(a), each of the following terms is defined on the page set forth opposite such term:

Acceptable Confidentiality Agreement    58
Adverse Recommendation Change    55
Agreement    6
Alternative Acquisition Agreement    54
Bankruptcy and Equity Exception    25
Book-Entry Shares    20
Closing    19
Closing Date    19
Company    6
Company Board Recommendation    26
Company Enforcement Expenses    78
Company Equity Awards    22
Company Group    79
Company Option    22
Company Option Consideration    22
Company PRSU    22
Company PRSU Consideration    22
Company SEC Documents    29
Company Securities    27
Company Stockholder Approval    25
Company Stockholder Meeting    53
Company Subsidiary Securities    29
Company TRSU    21
Company TRSU Consideration    22
Continuing Employee    62
D&O Insurance    60
Dissenting Shares    21
Effect    11
Effective Time    19
Electronic Delivery    81
e-mail    75
End Date    73
Equity Commitment Letter    47
Equity Investor    47
Exchange Agent    19
Existing Credit Agreement    51
Expenses Cap    78
Financing    47
Financing Indemnity    66
Financing Obligations    68
Financing Reimbursement    68
Indemnified Person    60
Insurance Policies    44
Internal Controls    30
Intervening Event    58
Labor Agreement    40

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Leased Real Property    34
Material Contract    43
Maximum Premium    61
Merger    18
Merger Consideration    19
Merger Subsidiary    6
New Exercise Date    23
Notice Period    57
OFAC    14
Offering Period    23
Owned Real Property    34
Parent    6
Parent Enforcement Expenses    78
Parent Group    79
Payoff Indebtedness    71
Payoff Letters    71
Prime Rate    78
Proxy Statement    30
Real Property    34
Real Property Lease    34
Representatives    54
Required Amount    47
Shares    19
Solvent    48
Superior Proposal    58
Surviving Corporation    19
Surviving Corporation Plans    62
Termination Fee    78
Transaction Litigation    70
Transactions    6
WARN Act    40
Willful Breach    75

Section 1.2Other Definitional and Interpretative Provisions.
The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The table of contents and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. “Ordinary course of business” means, with respect to any Person, in the ordinary course of business consistent with past customs and practices of such Person. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute or Applicable Law shall be deemed to refer to such statute or Applicable Law as amended or superseded from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “shall” shall be construed to have the same meaning and effect of the word “will.” The phrase “to the extent” shall mean the degree to

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which, and such phrase shall not mean simply “if.” The phrases “provided,” “disclosed,” “delivered” or “made available,” when used in this Agreement, shall mean that the information shall have been (i) posted in the virtual data room titled “Project Compass” established by the Company or its Representatives at least one (1) Business Day prior to the date hereof, and remained accessible to Parent and its Representatives at all times through the Closing, or (ii) filed or furnished by the Company with the SEC and publicly available. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. Inclusion of any information, item or matter in the Company Disclosure Schedule or Parent Disclosure Schedule shall not, in and of itself, constitute, or be deemed to be an admission by the Company or Parent, as applicable, or any of its Subsidiaries or any other Person, or to otherwise imply that any such information, item or matter (i) has had or would have, individually or in the aggregate, a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or otherwise represents an exception or material fact, event or circumstance for the purposes of the Agreement, (ii) did not arise in the ordinary course of business or (iii) meets or exceeds a monetary or other threshold specified for disclosure in the Agreement. Inclusion of any information, item or matter in the Company Disclosure Schedule or Parent Disclosure Schedule shall not constitute, or be deemed to be, an admission by any Person to any other Person of any information, matter or item whatsoever (including any violation of Applicable Law or Order (or that disclosure is required under Applicable Law or Order) or breach of Contract), nor shall it establish, or be deemed to establish, a standard for materiality or a Material Adverse Effect or Parent Material Adverse Effect, as applicable. In such cases where a representation or warranty is qualified by a reference to materiality or a Material Adverse Effect or Parent Material Adverse Effect, as applicable, the disclosure of any information, item or matter in the Company Disclosure Schedule or Parent Disclosure Schedule shall not imply that any other undisclosed information, item or matter that has a greater value or could otherwise be deemed more significant (x) is or is reasonably likely to be material or (y) has had or would have a Material Adverse Effect or Parent Material Adverse Effect, as applicable. Disclosure of any information, item or matter set forth in any section or subsection of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of the Agreement to which it corresponds in number and each other section or subsection of the Agreement to the extent that it is reasonably apparent on its face that such information, item or matter also qualifies or applies to such other section or subsection.
ARTICLE 2
The Merger
Section 2.1The Merger.
(a)On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly owned subsidiary of Parent. The Merger shall have the effects specified in this Agreement and the DGCL.

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(b)Subject to the provisions of ARTICLE 9, the closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages as soon as reasonably practicable (but in any event no later than three (3) Business Days) after the date the conditions set forth in ARTICLE 9 have been satisfied or, where permissible pursuant to Applicable Law, waived by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permissible pursuant to Applicable Law, waiver of those conditions at the Closing), or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).
(c)At the Closing, the Company shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings required by the DGCL in connection with the Merger. The Merger shall become effective at the time the certificate of merger is duly filed with and accepted by, the Secretary of State of the State of Delaware or such later date and time as may be agreed to by the parties and specified in the certificate of merger (the “Effective Time”).
Section 2.2Conversion of Shares.
At the Effective Time:
(a)Except as otherwise provided in Section 2.2(b) or Section 2.4, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $25.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.
(b)Each share of Company Stock held by the Company as treasury stock or owned by any Subsidiary of the Company or Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.
(c)Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.3Surrender and Payment.
(a)Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A. (the “Exchange Agent”) for the purpose of exchanging shares of Company Stock (the “Shares”) for the Merger Consideration. Prior to the Effective Time, Parent shall deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Company Stock.
(b)Promptly after the Effective Time (but not later than three (3) Business Days thereafter), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) send, or cause the Exchange Agent to send, to each holder of certificated Shares at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to Parent and the Company and approved by Parent and the Company prior to Closing) for use in such exchange. The Exchange Agent will accept certificates for Shares upon compliance with

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such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the certificates and payment of Merger Consideration in accordance with customary exchange practices.
(c)Holders of uncertificated Shares represented by book-entry immediately prior to the Effective Time (“Book-Entry Shares”), whose Shares were converted into the right to receive the Merger Consideration, shall not be required to deliver a certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of Book-Entry Shares that are converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but not later than three (3) Business Days thereafter), the Merger Consideration.
(d)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Share is registered, it shall be a condition to such payment that (i) such Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e)After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this ARTICLE 2.
(f)Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent, Merger Subsidiary, the Surviving Corporation and their respective Affiliates shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. To the extent permitted by Applicable Law, any amounts remaining unclaimed by such holders of Company Stock two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority, shall become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
Section 2.4Dissenting Shares.
(a)Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock held by a holder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance herewith, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such Person fails to comply with the provisions of

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Section 262 of the DGCL or otherwise loses such Person’s rights under Section 262 of the DGCL. At the Effective Time, Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.
(b)If any holder of Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, or any Dissenting Shares lose their status as such (through failure to perfect appraisal rights under Section 262 of the DGCL or otherwise), then such shares shall be deemed to have been converted as of the Effective Time into the Merger Consideration and shall represent only the right to receive the Merger Consideration in accordance herewith, without interest thereon, and shall not thereafter be Dissenting Shares.
(c)The Company shall give Parent: (i) prompt notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; and (B) any withdrawal or attempted withdrawal of any such demand; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
Section 2.5Treatment of Equity Awards.
(a)Time-Based Restricted Stock Units. At or immediately prior to the Effective Time, each outstanding restricted stock unit of the Company which is subject to only time-based vesting conditions (each, a “Company TRSU”), whether or not vested, and whether settleable in shares of Company Stock or cash, shall be canceled, and the Company shall pay to each holder of a Company TRSU, at or promptly after the Effective Time, an amount in cash determined by multiplying (i) the Merger Consideration per share of Company Stock by (ii) the number of shares of Company Stock such holder would have been entitled to receive if such Company TRSU award had vested in full (the “Company TRSU Consideration”) (less any Tax withholdings as provided in Section 2.8).
(b)Performance-Based Restricted Stock Units. At or immediately prior to the Effective Time, each outstanding restricted stock unit of the Company which is subject to performance-based vesting conditions (each, a “Company PRSU”), whether or not vested, and whether settleable in shares of Company Stock or cash, shall be canceled, and the Company shall pay to each holder of a Company PRSU, at or promptly after the Effective Time, an amount in cash determined by multiplying (i) the Merger Consideration per share of Company Stock by (ii) the number of shares of Company Stock such holder would have been entitled to receive if such Company PRSU award had vested based on (A) actual performance against performance metrics for any one-year performance period completed prior to the Effective Time, (B) for any one-year performance period that is in progress as of the Effective Time, the greater of (1) actual achievement against performance metrics measured as of immediately prior to the Effective Time and (2) its “target” level, and (C) deemed achievement at “target” level for any one-year performance period that has not yet commenced as of the Effective Time (the “Company PRSU Consideration”) (less any withholding Taxes as provided in Section 2.8); provided that, with respect to any Company PRSU that (A) constitutes nonqualified deferred compensation subject to Section 409A of the Code, and (B) is not permitted to be paid at or promptly after the Effective Time without triggering a Tax or other penalty under Section 409A of the Code, such award shall be settled at the earliest time permitted under the Company Equity Plan and award agreement that will not trigger a Tax or other penalty under Section 409A of the Code.

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(c)Company Options. At or immediately prior to the Effective Time, each option that represents the right to acquire Company Stock that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, a “Company Option” and, together with the Company TRSUs and the Company PRSUs, collectively, the “Company Equity Awards”), shall be canceled, and the Company shall pay to each holder of a Company Option, at or promptly after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of (A) the Merger Consideration per share of Company Stock minus (B) the exercise price payable in respect of each share of Company Stock subject to such Company Option, by (ii) the number of shares of Company Stock such holder would have been entitled to receive upon exercise if such Company Option award had vested in full (the “Company Option Consideration”) (less any withholding Taxes as provided in Section 2.8). Notwithstanding the foregoing, if the exercise price per share of Company Stock of a Company Option exceeds the Merger Consideration per share of Company Stock, such Company Option shall be cancelled at or immediately prior to the Effective Time without further action on the part of the holder thereof and the holder of such Company Option shall not be entitled to receive any Company Option Consideration with respect thereto.
(d)Termination at the Effective Time. As of the Effective Time, the Company Equity Plans shall terminate and no holder of Company Equity Awards shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, pursuant to the Company Equity Plans, except the rights contemplated by this Section 2.5.
(e)Further Actions. The Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Equity Plan) shall adopt resolutions and take such additional actions as are necessary or appropriate to approve and effectuate the foregoing provisions of this Section 2.5, including making any determinations and/or resolutions of the Board of Directors of the Company or a committee thereof or any administrator of such Company Equity Plan as may be necessary.
Section 2.6Treatment of Employee Stock Purchase Plan.
(a)Purchase Options. The current “Offering Period” (as defined in the Company ESPP) (an “Offering Period”) in progress as of the date of this Agreement under the Company ESPP will be shortened, and the last day of such Offering Period will be the first Business Day immediately following the date of this Agreement (the “New Exercise Date”). No new Offering Periods under the Company ESPP shall commence following the date of this Agreement, and no new participants will be permitted to participate in the Company ESPP from and after the date of this Agreement. Participants shall not be permitted to increase their rate or amount of payroll deductions under the Company ESPP following the date of this Agreement. Each outstanding purchase option under the Company ESPP on the New Exercise Date will be exercised automatically on the New Exercise Date, and the shares of Company Stock issued pursuant to such exercise shall be subject to Section 2.2.
(b)Termination at the Effective Time. The Company shall terminate the Company ESPP at or immediately prior to the Effective Time.
(c)Further Actions. The Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company ESPP) shall prepare and deliver participant notices and take such actions as are necessary or appropriate to approve and effectuate the foregoing provisions of this Section 2.6, including making any determinations and/or resolutions of the Board of Directors of the Company or a committee thereof or any administrator of the Company ESPP as may be necessary.

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Section 2.7Adjustments.
If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise, vesting or settlement of Company TRSUs, Company PRSUs or Company Options outstanding as of the date hereof or the exercise of purchase options under the Company ESPP, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of shares of capital stock or other securities the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, to the extent any adjustments may be required pursuant to this Section 2.7 with respect to Company TRSUs, Company PRSUs or Company Options, or purchase options under the Company ESPP, such adjustments will be made in a manner consistent with the relevant adjustment provisions of the applicable Company Equity Plan or the Company ESPP, as the case may be.
Section 2.8Equity and Cash Awards; Withholding Rights.
Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation or its Affiliate (a) to each holder of a Company TRSU, Company PRSU or Company Option that is or was a Company employee, the Company TRSU Consideration, Company PRSU Consideration and/or Company Option Consideration, as applicable, and (b) to each Bonus Recipient, the applicable Bonus Amount set forth on Section 6.1 of the Company Disclosure Schedule, in each case less any required withholding Taxes and without interest, within fifteen (15) Business Days following the Effective Time. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Surviving Corporation and Parent (and any Affiliates and designees of the foregoing) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by the Exchange Agent, the Company, the Surviving Corporation or Parent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Exchange Agent, the Company, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
ARTICLE 3
The Surviving Corporation
Section 3.1Certificate of Incorporation.
Subject to Section 7.3(b), the certificate of incorporation of the Company shall, by virtue of the Merger, be amended at the Effective Time in its entirety to read as the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except that Article I thereof shall provide that the name of the Surviving Corporation shall be “Avanos Medical, Inc.” Such certificate of incorporation, as so amended, shall be the certificate of
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incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law and such certificate of incorporation.
Section 3.2Bylaws.
At the Effective Time, the bylaws of Merger Subsidiary in effect as of immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law, the certificate of incorporation and such bylaws.
Section 3.3Directors and Officers.
The parties shall take all requisite actions so that, from and after the Effective Time, until successors are duly elected or appointed and qualified or until their earlier, death, resignation or removal in accordance with Applicable Law, the certificate of incorporation and the bylaws of the Surviving Corporation, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case of clauses (i) and (ii), until their respective successors are duly elected or appointed and qualified.
ARTICLE 4
Representations and Warranties of the Company
Except as set forth in (i) any Company SEC Document filed before the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer, and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature (other than any factual information contained therein)), provided that in no event shall any disclosure in any Company SEC Document apply to or qualify any representation or warranty contained in Section 4.5(a) or Section 4.5(b), or (ii) the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement (other than Section 4.5(a) or Section 4.5(b)) to the extent that the relevance of such disclosure to such other sections is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:
Section 4.1Corporate Existence and Power.
The Company is a corporation duly incorporated, validly existing and in good standing in the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those

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jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.2Corporate Authorization.
(a)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholder Approval (as defined below), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of the Company’s capital stock necessary to approve and adopt this Agreement and consummate the Transactions, including the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Bankruptcy and Equity Exception”).
(b)At a meeting duly called and held, the Board of Directors of the Company has (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; (iii) declared advisable this Agreement and the Transactions; (iv) irrevocably waived the requirements of Section 4 of Article IV of the Company’s Certificate of Incorporation, which such waiver is valid and in effect; (v) resolved to recommend that the Company’s stockholders vote to approve and adopt this Agreement and approve the Transactions (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement; and (vi) directed that this Agreement be submitted to the Company’s stockholders for their adoption.
(c)True, correct and complete copies of the Company’s Certificate of Incorporation and bylaws, in each case as in effect on the date of this Agreement, are included in the Company SEC Documents, and the Company is not in violation of any of the provisions thereof in any material respect.
Section 4.3Governmental Authorization.
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and those filings set forth in Section 8.1(b) of the Company Disclosure Schedule, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.4Non-contravention.

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The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or similar organizational documents of any of the Company’s Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.3, require any notice, consent or other action by any Person under, violate, conflict with, breach, constitute a default (with or without notice or lapse of time, or both) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation (including any payment obligation) or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.5Capitalization.
(a)The authorized capital stock of the Company consists of 300,000,000 shares of Company Stock and 20,000,000 shares of preferred stock, par value $0.01 per share. As of April 9, 2026, there were no outstanding shares of preferred stock of the Company, 50,705,066 outstanding shares of Company Stock, consisting of 46,674,172 issued and outstanding shares and 4,030,894 shares of treasury stock (which excludes the shares of Company Stock reserved for issuance upon the settlement of Company Equity Awards). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, and not issued in violation in any material respect of any United States federal or state securities Applicable Laws or any foreign securities Applicable Laws, the organizational documents of the Company or any of its Subsidiaries, or any preemptive rights, rights of first refusal or similar rights.
(b)As of April 9, 2026, the Company has reserved 7,400,000 shares of Company Stock for issuance pursuant to the Company Equity Plans and 1,000,000 shares of Company Stock for issuance pursuant to the Company ESPP. As of April 9, 2026, (i) there were outstanding Company TRSUs that may be settled into 1,228,273 shares of Company Stock, (ii) there were outstanding Company PRSUs that may be settled into 1,390,636 shares of Company Stock (assuming achievement of all applicable performance goals at target-level performance), (iii) there were outstanding Company Options that may be settled into 1,370,289 shares of Company Stock, (iv) 617,942 shares of Company Stock remain available for issuance pursuant to the Company ESPP, and (v) aggregate payroll contributions of $221,382.77 have been received by the Company for the current Offering Period pursuant to the Company ESPP. No Company Option is subject to Section 409A of the Code. There are no options to purchase shares of Company Stock or awards relating to shares of Company Stock, in each case, that were not issued under the Company Equity Plans. The treatment of the Company Equity Awards set forth in Section 2.5 is permitted by the Company Equity Plans.
(c)Except as set forth in this Section 4.5 and for changes since April 9, 2026 resulting from the settlement of Company TRSUs or Company PRSUs and exercise of Company Options, in each case outstanding on such date or issued to the extent permitted by Section

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6.1(b), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting security of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company has no accrued and unpaid dividends with respect to any outstanding shares of Company Stock or Company Equity Awards. The Company has not issued any outstanding bonds, notes, debentures or other obligations, the holders of which generally have the right to vote on any matters submitted to the holders of Company Securities.
(d)Section 4.5(d) of the Company Disclosure Schedule lists each outstanding Company Equity Award as of April 9, 2026, whether or not granted under any Company Equity Plan, including (i) the name or employee identification number of the holder of such Company Equity Award, (ii) the number of shares of Company Stock subject to such outstanding Company Equity Award, (iii) if applicable, the exercise price, strike price or similar pricing of such Company Equity Award, (iv) the date on which such Company Equity Award was granted or issued, (v) the applicable vesting schedule of such Company Equity Award (including any accelerated vesting provisions), (vi) the extent to which such Company Equity Award is vested and exercisable as of such date, (vii) the Company Equity Plan under which it was awarded, and (viii) the age of the holder. The Company has made available to Parent accurate and complete copies of the Company Equity Plans and each form of agreement used thereunder.
(e)There are no voting trusts, voting proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the Company Stock or any other equity interest of the Company or any of its Subsidiaries.
Section 4.6Subsidiaries.
(a)Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now being conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No such Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents) in any material respect.
(b)All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Liens, other than Permitted Liens securing obligations under the Existing Credit Agreement and restrictions on transfer under such Subsidiary’s organizational documents or under securities Applicable Laws, and is duly authorized, validly issued, fully paid and nonassessable, and not issued in violation in any material respect of United States federal or state

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securities Applicable Laws or any foreign securities Applicable Laws, the organizational documents of such Subsidiary, or any preemptive rights, rights of first refusal or similar rights. As of the date hereof, there are no issued, reserved for issuance, or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with holders of equity of the Company or any of its Subsidiaries or (iv) restricted shares, restricted share units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue any Company Subsidiary Securities or to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
(c)Section 4.6(c) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization (as applicable) and entity form of each Subsidiary of the Company. The Company does not (i) own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person or (ii) have any obligation to make any investment or capital contribution in any other Person.
Section 4.7SEC Filings and the Sarbanes-Oxley Act.
(a)The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed or furnished by the Company, including pursuant to the 1933 Act, the 1934 Act or the Sarbanes-Oxley Act, since the Applicable Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
(b)As of its filing date or on the date on which it was furnished (or, if amended, as of the date of such amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.
(c)As of its filing date or on the date on which it was furnished (or, if amended, as of the date of such amendment), each Company SEC Document filed pursuant to the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d)The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has complied in all material respects with Rule 13a-15 or 15d-15 under the 1934 Act, and designed, and maintained at all times since the Applicable Date, disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries,

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is recorded, processed and made known on a timely basis to the management of the Company and any other individuals responsible for the preparation of the Company’s filings with the SEC.
(e)Since the Applicable Date, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, the Company’s auditors, has identified or been made aware of (A) any significant deficiencies or material weaknesses in the design, maintenance or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls or the preparation of financial statements, or (C) any complaints, allegations, assertions, or claims, whether written or to the Company’s Knowledge oral, made since the Applicable Date, including from employees of the Company or its Subsidiaries, regarding a material violation of accounting procedures, internal accounting controls or auditing matters, in each case that would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information. The Internal Controls are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are made only in accordance with the authorization of management or the board of directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets that could have a material effect on the Company’s financial statements. As of the date hereof, the Company has made available to Parent all comment letters and all material correspondence between the SEC and the Company with respect to the Company SEC Documents since the Applicable Date that is not otherwise publicly available. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of active SEC review.
(f)The Company is and since the Applicable Date has been in compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.8Financial Statements.
The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including the related notes and schedules) fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).
Section 4.9Disclosure Documents.
The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, the Proxy Statement, as supplemented or amended, if

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applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement to the extent based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.
Section 4.10Absence of Certain Changes.
Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (b) none of the Company or its Subsidiaries has undertaken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(ix), Section 6.1(b)(xi), Section 6.1(b)(xii) and Section 6.1(b)(xx). Since the Company Balance Sheet Date, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Set forth on Section 4.10 of the Company Disclosure Schedule is the aggregate amount of Funded Indebtedness of the Company and its Subsidiaries as of April 9, 2026.
Section 4.11No Undisclosed Material Liabilities.
There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company (or disclosed in the notes thereto) and its Subsidiaries, other than: (i) liabilities or obligations disclosed and reserved against in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (none of which is a material liability or obligation resulting from noncompliance with any Applicable Law, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or a Proceeding); (iii) liabilities or obligations incurred in connection with the Transactions; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the 1933 Act.
Section 4.12Compliance with Laws and Court Orders.
(a)Except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is, and in the past three (3) years has been, in compliance with all Applicable Laws, and to the Knowledge of the Company is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Laws.

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(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past five (5) years, neither the Company nor any of its Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company, any agent or employee of the Company or any of its Subsidiaries has (i) taken any action, directly or indirectly, that would result in a violation by any such Persons of the U.S. Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the U.K. Bribery Act of 2010, or any other anti-bribery, anti-corruption, or anti-money laundering Applicable Law, (ii) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (iii) given, offered, promised or authorized the giving of money or anything of value, to any Government Official, for the purpose of (A) influencing an act or decision of such Government Official or improperly inducing such Government Official to use his or her influence or position to affect any act or decision of a Governmental Authority, (B) obtaining an improper business advantage, or (C) obtaining or retaining business.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past three (3) years, neither the Company nor any of its Subsidiaries, nor any director, officer, or employee, nor, to the Knowledge of the Company, any agent of the Company or any of its Subsidiaries, (i) has been, or is currently, excluded, suspended or debarred from participation in Federal Healthcare Programs, or has been excluded, suspended or debarred by any other Governmental Authority, nor to the Knowledge of the Company are there any pending or threatened investigations or Proceedings that would lead to such an exclusion, suspension or debarment; (ii) has been convicted of any criminal offense under any Healthcare Law, including with regard to the delivery of or payment for any item or service under a Federal Healthcare Program; or (iii) has paid or been assessed a civil money penalty under any Applicable Law.
(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past five (5) years, neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any agents or employees of the Company or any of its Subsidiaries, (i) has been a Sanctioned Person or in a Sanctioned Country, in each case in violation of Applicable Laws; (ii) has engaged in or otherwise participated in, or assisted or facilitated any direct or indirect dealing or transaction with, or for the benefit of, a Sanctioned Person; or (iii) has otherwise violated applicable Sanctions.
Section 4.13Regulatory Matters.
(a)In the past three (3) years, the Products have been developed, tested, manufactured, stored, distributed, promoted, marketed, sold and otherwise commercialized, as applicable, in compliance with Applicable Law, and are not adulterated, misbranded, or otherwise non-compliant, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)In the past three (3) years, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company (without due inquiry of its Third Party manufacturers) any of its Third Party manufacturers, has received any (i) written, or to the Company’s Knowledge, oral notice from the FDA or any other Governmental Authority alleging that the Company, or any of its Subsidiaries, or any of its Third Party manufacturers has been or is in violation of (A) any Applicable Law with respect to the development, testing, manufacturing, storage, distribution, promotion, marketing, sale, or commercialization of the Products, or (B) any Healthcare Law; (ii) written notice of inspectional observation (including those recorded on form FDA 483),

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establishment inspection report, warning letter, untitled letter, penalty, fine, Sanction, import detention or refusal, import alert, request for recall or other remedial action with respect to the Products from any Governmental Authority; or (iii) other written documents issued by the any Governmental Authority alleging lack of compliance by the Company, any of its Subsidiaries, or any of its Third Party manufacturers in any material respect with any Applicable Law with respect to the Products. In the past three (3) years, there have been no Proceedings pending, or to the Knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ violation of any Applicable Law with respect to the development, testing, manufacturing, storage, distribution, promotion, marketing, sale, or commercialization of the Products, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)In the past three (3) years, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries, and to the Knowledge of the Company (without due inquiry of its Third Party manufacturers) its Third Party manufacturers, have complied with all Applicable Laws in connection with the preparation and submission to the FDA of each PMA and 510(k) submission and any other Governmental Authority of similar submissions or, if no submission is required, appropriate letters to file or exemption documentation, or other equivalent submissions in other jurisdictions, with respect to the Products, and (ii) all reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company and its Subsidiaries, and to the Knowledge of the Company (without due inquiry of its Third Party Manufacturers) its Third Party manufacturers, with respect to the Products have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
(d)In the past three (3) years, the Company and its Subsidiaries, and, to the Knowledge of the Company (without due inquiry of its Third Party manufacturers), its Third Party manufacturers, (i) have held all Regulatory Approvals necessary to conduct business in the manner in which such business is currently being conducted; (ii) all such Regulatory Approvals are valid and in full force and effect (or expired at a time when such Regulatory Approvals no longer were required); and (iii) have operated in compliance with all required Regulatory Approvals, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the past three (3) years, the Company and its Subsidiaries and, to the Knowledge of the Company (without due inquiry of its Third Party manufacturers), its Third Party manufacturers, have not received any written notice from any Governmental Authority regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any Regulatory Approvals or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any Regulatory Approvals, in each case except for such violation, failure, revocation, withdrawal, suspension, cancellation or termination that would not have, individually or in the aggregate, a Material Adverse Effect.
(e)Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company (without due inquiry of its Third Party manufacturers) any of its Third Party manufacturers, has received, in the past three (3) years, any written or, to Company’s Knowledge, oral notice from any Governmental Authority with respect to, and, to Company’s Knowledge, no event has occurred that would reasonably be expected to result in, the loss, termination, suspension, withdrawal or revocation of any PMA, 510(k) pre-market clearance, device exemption, or other equivalent Regulatory Approval or Permits for any of the Products.
(f)In the past three (3) years, no Products have been (i) recalled, (ii) the subject of a correction, removal action, or other market withdrawal, or (iii) suspended, withdrawn or discontinued as a result of any action by FDA or any other Governmental Authority. To Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that

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would reasonably be expected to (with or without notice or lapse of time or both) give rise to or serve as a basis for any recall, correction, removal action, market withdrawal or other similar action of any Product.
Section 4.14Litigation.
There is no Proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.15Permits.
The Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their businesses, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Permits are valid and in full force and effect. Neither the Company nor its Subsidiaries is in violation or default under any of such Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, since the Applicable Date, no written or, to the Company’s Knowledge, oral notices have been received by Company or any of its Subsidiaries alleging any material violation or default under any such Permit. To Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any such Permit.
Section 4.16Properties.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except for properties and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business), free and clear of all Liens other than Permitted Liens.
(b)As of the date hereof, Section 4.16(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all material real property leased by or for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has delivered or made available to Parent copies of (i) all material Contracts and all material amendments and modifications thereof that are in the possession of the Company with respect to the Owned Real Property, and (ii) all material leases or subleases, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).
(c)The Owned Real Property is the only real property owned by the Company or a Subsidiary thereof and used in connection with the business of the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or a Subsidiary thereof has good, marketable and insurable fee simple title to the parcel of Owned Real Property owned by the Company or such Subsidiary, free and clear of all Liens except for Permitted Liens, (ii) the interest of the Company or applicable Subsidiary thereof in the Owned Real Property has not been conveyed, leased,

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pledged, or otherwise transferred or encumbered, whether in whole or in part, (iii) neither the Company nor any Subsidiary thereof is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Owned Real Property, and (iv) no Person, other than the Company or a Subsidiary thereof, has any right, option, right of first refusal or any other Contract, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Owned Real Property.
(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid and in full force and effect (subject to the Bankruptcy and Equity Exception), (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received or given notice that it has materially breached, violated or defaulted under any Real Property Lease, and (iii) there is no option to purchase, right of first refusal, right of first offer or other Contract granting the Company or its Subsidiaries or, to the Company’s Knowledge, any other Person, any right to acquire, sublease or use the Leased Real Property.
(e)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received any written notice that all or any portion of Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor.
(f)Except for any Permitted Liens or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no Liens (other than Permitted Liens) that prevent the Company or any of its Subsidiaries from using, occupying or operating any Real Property for its current use, occupancy, or operation, (ii) all structures and other buildings on the Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear, (iii) no construction (excluding routine maintenance and repair work) is currently being performed or is anticipated to be performed on the Real Property, (iv) the Real Property has adequate access to public roads, and (v) all utilities necessary to serve the Real Property and the business of the Company and its Subsidiaries as conducted as of the date of this Agreement are properly installed, available to and connected with the Real Property in sufficient quantities.
Section 4.17Intellectual Property; Data Protection.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the Company or any of its Subsidiaries, the conduct of the businesses of the Company and each of its Subsidiaries, or the use of Products as intended by the Company and its Subsidiaries is infringing, misappropriating, or otherwise violating, or has since the Applicable Date infringed, misappropriated, or otherwise violated, any Intellectual Property of any other Person, (ii) the Company and each of its Subsidiaries owns or has a right to use all Intellectual Property necessary for the conduct of its business as currently conducted; and (iii) no Third Party is infringing upon, violating, or misappropriating, or has since the Applicable Date infringed upon, violated, or misappropriated, any Owned Intellectual Property owned by Company or its Subsidiaries. The Company and its Subsidiaries exclusively

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own all right, title, and interest in and to all material Owned Intellectual Property, except where the failure to exclusively own such Owned Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)There is no, and since the Applicable Date, there has been no, Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries infringed, misappropriated, or otherwise violated any Intellectual Property rights of any Person or challenging the ownership by the Company of or the validity or enforceability of any Owned Intellectual Property, in each case except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)Since the Applicable Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, any event constituting a Security Incident, including any cyberattack, or other impairment of the Company IT Systems in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)Each item of Owned Intellectual Property that is (i) a patent and otherwise registered (including Internet domain names that are Owned Intellectual Property), or (ii) a pending patent application or subject to another application for registration, and in each case that is material to the Company and its Subsidiaries is subsisting, valid, and enforceable, in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)No Owned Intellectual Property is subject to any outstanding Order or Contract restricting the Company’s or its Subsidiaries’ use or licensing thereof, in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)The Company and each of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information in the Owned Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each current and former employee, consultant and contractor of the Company or any of its Subsidiaries who materially contributed to the development of any Owned Intellectual Property has executed a written Contract assigning all right, title and interest of such employee, consultant or contractor in such Intellectual Property to the Company or one of its Subsidiaries and agreeing to confidentiality provisions protective of the confidential information of the Company and its Subsidiaries.
(g)The Company and its Subsidiaries do not own any material proprietary software.
(h)Since the Applicable Date, the Company and each of its Subsidiaries have complied with all applicable Data Privacy and Security Requirements, including with respect to the establishment of an Information Security Program and the Processing of Personal Information in the conduct of the Company’s and its Subsidiaries’ businesses, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, the Company and its Subsidiaries have not received any written notice or threat of any Proceeding or written complaint by any Governmental Authority or other Person concerning the Company’s or any of its Subsidiaries’ Processing of Personal Information or actual, alleged, or suspected violation of any Data Privacy and Security Requirement, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be

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expected to give rise to any such Proceedings, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries have been required to notify any Person of any Security Incident. Since the Applicable Date, neither the Company nor any of its Subsidiaries have been adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any Company IT Systems, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Transactions does not and will not violate or breach any Data Privacy and Security Requirement, except for such violations or breaches that would not have a Material Adverse Effect. All Company Data currently processed by the Company and its Subsidiaries will continue to be available for Processing by the Company and its Subsidiaries following the Closing on substantially the same terms and conditions as existed immediately before the Closing, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.18Taxes.
(a)All income and other material Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or its Subsidiaries have been filed when due (including extensions) in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects.
(b)The Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Authority all income and other material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.
(c)There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.
(d)No claim has been made in the past five (5) years by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to a material Tax by that jurisdiction or required to file material Tax Returns in that jurisdiction.
(e)The Company and each of its Subsidiaries is not and has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns (other than a group which the Company is the parent of). The Company and each of its Subsidiaries has no liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as a transferee or successor, by Contract or operation of law.
(f)There is no Proceeding now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax, other than any audits with respect to which the Company or a Subsidiary has paid or accrued, in accordance with GAAP, any material Taxes associated with such audits. No deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(g)During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(h)The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Governmental Authority, all material Taxes that it was required to withhold from any payment to any employee, independent contractor, creditor, stockholder, vendor or other Person.
(i)Neither the Company nor any of its Subsidiaries has been party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any sharing, allocation, indemnification or similar agreement or arrangement primarily relating to Taxes.
(k)Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Applicable Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Applicable Law).
(l)The U.S. federal income tax classification of the Company and each of its Subsidiaries is set forth on Section 4.18(l) of the Company Disclosure Schedule, and no election is outstanding to change any such classification.
Section 4.19Employee Benefit Plans and Labor and Employment Matters.
(a)Section 4.19(a) of the Company Disclosure Schedule lists each material Employee Plan. With respect to each material Employee Plan, (i) copies of such Employee Plan (and, if applicable, related trust) (or, with respect to any unwritten Employee Plan, a written summary of the material terms thereof) and all material amendments thereto, (ii) insurance contracts and policies and certificates of coverage and all amendments thereto, (iii) all current summary plan descriptions and summaries of material modifications thereto, (iv) the most recent annual reports (Form 5500), (v) annual testing (including nondiscrimination and coverage) results for the most recently completed plan year, (vi) the most recent determination letter, advisory letter, or opinion letter issued by the Internal Revenue Service, and (vii) all material, non-routine correspondence received from or provided to any Governmental Authority for the past three (3) years, have in each case been made available to Parent.
(b)Neither the Company, any Subsidiary of the Company, nor any ERISA Affiliate maintains, sponsors, contributes to, or has any liability with respect to, or has in the past maintained, sponsored, or contributed to, (i) any plan subject to Title IV of ERISA, including a “defined benefit plan” (as defined in ERISA 3(35)), (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a multiple employer plan subject to Section 4063 or 4064 of ERISA, or (iv) a plan subject to Section 302 of ERISA or Section 412 of the Code.

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(c)Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter from the IRS and, to the Company’s Knowledge, no circumstances exist which would reasonably be expected to result in loss of such qualification, except for any such loss of qualification except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)Each Employee Plan has been established, administered, and maintained in compliance with its terms and with Applicable Law, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)No Employee Plan or any Company or any Subsidiary of the Company (i) provides, or has any obligation to provide, current or former Company Employees (or any beneficiaries thereof) welfare benefits (including medical and life insurance benefits) after such individual terminates employment with the Company or any Subsidiary of the Company, except for the coverage continuation requirements of COBRA or (ii) provides, or has any obligation to provide, welfare benefits to any individual who is not a current or former employee of the Company or any Subsidiary of the Company or beneficiary of such individual.
(f)The Company and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, including any outsourcing and subcontracting schemes, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)Except as provided by Section 2.5, neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) entitle any Company Employee (in his or her role as a Company Employee) to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, or (ii) result in the acceleration of payment, funding or vesting under any Employee Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the Transactions (either alone or together with any another event) will result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code or Section 4999 of the Code.
(h)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or to the Company’s Knowledge, threatened, Proceedings by any applicant, employee, independent contractor, former employee, or former independent contractor of the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority relating to any labor and employment matters.
(i)Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or similar Contract with any labor union, labor organization, works council, or group of employees (each, a “Labor Agreement”). To the Company’s Knowledge, there has been no petition for representation filed with respect to any Company Employees. Neither the Company nor any of its Subsidiaries is a party to, and to the Company’s Knowledge none of them are threatened with, any Proceeding with a labor union, labor organization, or works council involving any of their current or former employees (including any actual or threatened labor strikes, work slowdown, lock-outs, work stoppages, interruptions of work, picketing, arbitrations, grievances, unfair labor practice charges or proceedings, or other disputes involving a labor organization or with respect

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to unionization or collective bargaining), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j)Since the Applicable Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar Applicable Law (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Applicable Law.
(k)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and have since the Applicable Date been, in compliance with all Applicable Laws which relate to employment, including Applicable Laws respecting wages, hours, wage payment, employee record keeping, labor, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, withholding of Taxes, discrimination in employment, disability rights or benefits, equal employment opportunity, immigration (including applicable I-9 Applicable Laws), reasonable accommodations, labor relations and collective bargaining, employee leave issues, equal pay, employee and contractor classification, automated employment decision tools, and unemployment insurance, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with the foregoing.
(l)No executive, officer, director or other management level personnel of the Company or any of its Subsidiaries currently is the subject of any sexual harassment investigation by the Company or, to the Knowledge of the Company, any Governmental Authority, and neither the Company nor any of its Subsidiaries has, within the last five (5) years, been subject to any lawsuit, arbitration or settlement involving allegations that any of its or their respective executives, officers, directors, or other management level personnel engaged in sexual harassment, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.20Environmental Matters
.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)no written notice, Order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws or relating to Hazardous Substances, and there are no Proceedings pending or, to the Company’s Knowledge, threatened which allege any liability of or violation by the Company or any of its Subsidiaries relating to any Environmental Laws or Hazardous Substances;
(ii)neither the Company nor any of its Subsidiaries, nor any of their respective predecessors or controlled Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, in each case, as has given or would give rise to liabilities or obligations under any Environmental Laws;

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(iii)the operations of the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with the terms of applicable Environmental Laws and all environmental permits necessary for their operations;
(iv)neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Substances; and
(v)neither this Agreement nor the consummation of the Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority pursuant to any Environmental Laws.
(b)the Company has made available to Parent all non-privileged environmental audits, assessments and reports prepared by third-party consultants for the Company or a Subsidiary thereof since the Applicable Date and other material environmental, health and safety assessments relating to the current properties, facilities or operations of the Company or any of its Subsidiaries, in each case that are in the possession or custody of the Company or any of its Subsidiaries.
Section 4.21Material Contracts.
(a)As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:
(i)any Contract that constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)any Contract limiting in any material respect the ability of the Company or its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);
(iii)any Contract that (A) is with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2025, was one of the twenty (20) largest sources of aggregate revenues for the Company and its Subsidiaries (based on amounts paid or payable) and (B) limits or restricts the right of the Company or any of its Subsidiaries pursuant to any “most favored nations” provision;
(iv)any Contract with any of the ten (10) largest suppliers by dollar volume of purchases made by the Company and its Subsidiaries during the twelve (12) months ended December 31, 2025;
(v)any Contract that obligates the Company or any of its Subsidiaries to make any future capital expenditures in excess of $12,000,000;
(vi)any Contract between the Company and any of its Subsidiaries, on the one hand, and any Affiliate (including any director or executive officer) thereof, on the other hand;

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(vii)any Contract (other than the organizational documents of the Company and its Subsidiaries) that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any joint venture, partnership or other similar arrangement;
(viii)any Contract that provides for the disposition or acquisition (whether by merger, consolidation, the sale of equity interests, the sale of all or substantially all of the assets, or otherwise) of any business or any equity interests of any Person and (A) includes an “earnout” or other similar contingent, deferred or fixed payment obligation that is binding on the Company or any of its Subsidiaries and that has not been satisfied in full or (B) any other contingent obligation that is binding on the Company or any of its Subsidiaries;
(ix)any Contract with a Governmental Authority;
(x)any Labor Agreement;
(xi)any Contract evidencing Funded Indebtedness in excess of $5,000,000;
(xii)any Contract with respect to performance bonds, surety bonds, or letters of credit (in each case, whether drawn or undrawn);
(xiii)any Contract that is a settlement, conciliation or similar agreement with any Person that (A) requires payment by the Company or any of its Subsidiaries after the date hereof in excess of $1,000,000 or (B) imposes material, non-monetary obligations or restrictions on the Company or any of its Subsidiaries after the date of this Agreement (other than, for the avoidance of doubt, confidentiality, release, or non-disparagement covenants that are customary for and incidental to entry of settlement, conciliation and similar Contracts) which obligations or restrictions would apply to Parent or its Affiliates (including the Company and its Subsidiaries) following the Closing; and
(xiv)any Contract (i) under which the Company or its Subsidiaries has granted or received a license or other right to any Intellectual Property (excluding non-exclusive licenses or rights granted in the ordinary course of business), (ii) relating to the acquisition, ownership, or development of Intellectual Property or settling any actual or prospective dispute related to Intellectual Property, or (iii) otherwise adversely affecting the Company’s or its Subsidiaries’ ability to use, enforce, or disclose any Intellectual Property (excluding non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf software that are provided in executable form only and used solely for the Company’s and its Subsidiaries’ internal business purposes, with an aggregate replacement cost of less than $5,000,000) (each Contract constituting any of the foregoing types described in clauses (i)-(xiv), a “Material Contract”).
(b)The Company has made available to Parent a materially true, complete and correct copy of each Material Contract. Except for breaches, violations, defaults, terminations or non-renewals which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Material Contracts is valid and in full force and effect and binding on the parties thereto (subject to the Bankruptcy and Equity Exception), (b) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract, and (c) to the Knowledge of the Company, since the Company Balance Sheet Date, the Company has not received any notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party.

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Section 4.22Affiliate Transactions.
To the Knowledge of the Company, since the Applicable Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.
Section 4.23Brokers.
Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.
Section 4.24Opinion of Financial Advisor.
The Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan Securities LLC in preparing its opinion, the Merger Consideration to be received by the Company’s stockholders in the Merger is fair, from a financial point of view, to such stockholders.
Section 4.25Takeover Laws.
The Company has taken all action necessary to exempt the Merger, this Agreement and the Transactions from the requirements of any Takeover Laws (or provisions in the certificate of incorporation or bylaws of the Company, including Section 4 of Article IV of the Company’s Certificate of Incorporation), and accordingly no restriction on business combinations set forth in any Takeover Law (or provision in the certificate of incorporation or bylaws of the Company (including, for the avoidance of doubt, Section 4 of Article IV of the Company’s Certificate of Incorporation)) applies to this Agreement or the Transactions. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.
Section 4.26Insurance.
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the material, currently active policies, binders and insurance contracts that are maintained by or for the benefit of the Company and its Subsidiaries (the “Insurance Policies”), is in full force and effect with all premiums due having been paid in full, and the Company is not in default under any Insurance Policy, (b) neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy
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and (c) none of the policy limits under any of the Insurance Policies have been eroded by the payment of claims.
Section 4.27Exclusivity of Representations and Warranties.

(a)No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly made by Parent in ARTICLE 5 or in any certificate delivered by Parent pursuant to this Agreement, (i) neither Parent nor any other Person makes any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to Parent, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or the Transactions; (ii) no Person has been authorized by Parent, any of its Subsidiaries or any of its or their respective Representatives to make any representation or warranty relating to Parent, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Company, its Subsidiaries or any of their respective Representatives as having been authorized by Parent, any of its Subsidiaries or any of its or their respective Representatives (or any other Person); and (iii) the representations and warranties made by Parent in this Agreement and in any certificate delivered by Parent pursuant to this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied warranty or warranty as to merchantability or fitness for a particular purpose, and Parent hereby disclaims any other or implied representations or warranties, notwithstanding any other statements made or the delivery or disclosure to the Company, its Subsidiaries or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.
(b)No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 5 and in any certificate delivered by Parent pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on: (i) any other representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, its Subsidiaries or any of their respective Representatives, including in connection with presentations by Parent’s management or in any other forum or setting; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE 5
Representations and Warranties of Parent
Except as set forth in the Parent Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement to the extent that the relevance of such disclosure to such other sections is reasonably apparent on its face), Parent hereby represents and warrants to the Company as follows:
Section 5.1Corporate Existence and Power.

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Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or the Transactions.
Section 5.2Corporate Authorization.
The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 5.3Governmental Authorization.
The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and those filings set forth in Section 8.1(b) of the Company Disclosure Schedule, (iii) compliance with any applicable requirements of the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.4Non-contravention.
The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.3, require any consent or other action by any Person under, violate, conflict with, breach, constitute a default (with or without notice or lapse of time, or both) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation (including any payment obligation) or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii)

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through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.5Disclosure Documents.
The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement to the extent based upon information supplied by any Person other than Parent or its Affiliates or their respective Representatives (including the Company or any of its Representatives) specifically for use or incorporation by reference therein.
Section 5.6Brokers.
There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.
Section 5.7Financing.
(a)Each of Parent and Merger Subsidiary affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Parent and Merger Subsidiary obtain financing for, or related to, any of the Transactions.
(b)Parent has delivered to the Company a true and complete copy of a fully executed commitment letter (the “Equity Commitment Letter”) from American Industrial Partners Capital Fund VIII, L.P., a Delaware limited partnership (the “Equity Investor”) pursuant to which the Equity Investor has committed to provide Parent with equity financing in the amounts set forth therein in connection with the Transactions (the “Financing”) and of which the Company is an express Third Party beneficiary. As of the date hereof, there are no side letters or other Contracts (written or oral) related to the funding of the Financing other than as expressly set forth in the Equity Commitment Letter.
(c)The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Equity Commitment Letter has not been amended or modified in any respect, the commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect, and no such withdrawal, rescission, or modification is presently contemplated by Parent or the Merger Subsidiary or the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Subsidiary under the Equity Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Equity Commitment Letter, and Parent has no reason to believe that the Financing will not be made available to Parent on the date of the Closing, and Parent is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to cause any of the conditions precedent set forth in the Equity Commitment Letter to not be satisfied on or prior to the Closing Date. Assuming

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the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 of this Agreement and subject to the terms and conditions of the Equity Commitment Letter, the net proceeds of the Financing, when funded in accordance with the Equity Commitment Letter and this Agreement, will be in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement, to make all payments required by this Agreement to be made in connection with the Closing, effect any other repayment or refinancing of debt contemplated in connection with the consummation of the Merger, and pay all related fees and expenses required to be paid by Parent and Merger Subsidiary in connection with the Transactions (collectively, the “Required Amount”).
Section 5.8Solvency.
Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in ARTICLE 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects) and (iii) after giving effect to the Transactions, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement to be paid by Parent and the payment of all related fees and expenses required to be paid by Parent, the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws of the United States governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
Section 5.9Ownership of Company Stock.
Parent, Equity Investor and their respective affiliates (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) do not directly or indirectly beneficially own (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) five percent (5%) or more of the outstanding shares of Company Stock or other securities of the Company (assuming for this purpose the full exercise of any options, warrants or other rights to acquire Company Stock or other securities of the Company held by such persons).
Section 5.10Stockholder and Management Arrangements.
As of the date hereof, neither Parent or Merger Subsidiary nor any of their respective Affiliates is a party to any Contract, arrangement, commitment or understanding, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i)

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this Agreement or the Transactions; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any such holder of shares of Company Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Stock; or (ii) any Person (including any stockholder, director, officer, employee or other Affiliate of the Company) other than the Equity Investor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Subsidiary or the Company to finance any portion of the Transactions.
Section 5.11Exclusivity of Representations and Warranties.
(a)No Other Representations and Warranties. Each of Parent and Merger Subsidiary, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly made by the Company in ARTICLE 4 or in any certificate delivered by the Company pursuant to this Agreement: (i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or otherwise in connection with this Agreement or the Transactions; (ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Subsidiary or any of their respective Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives (or any other Person); and (iii) the representations and warranties made by the Company in this Agreement and in any certificate delivered by the Company pursuant to this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Subsidiary or any of their respective Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)No Reliance. Each of Parent and Merger Subsidiary, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 4 and in any certificate delivered by the Company pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transaction) in reliance on: (i) any other representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Subsidiary or any of their respective Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE 6
Covenants of the Company
Each of Parent and the Company agrees that:

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Section 6.1Conduct of the Company.
(a)Except as required by Applicable Law, as expressly contemplated by this Agreement, or as set forth in Section 6.1 of the Company Disclosure Schedule, from the date hereof until the Effective Time (or such earlier date and time on which this Agreement is terminated pursuant to ARTICLE 10), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its and their respective businesses in the ordinary course of business and (ii) preserve intact in all material respects its and their respective present relations with customers, vendors, creditors, employees and other significant business relations; provided, however, that no action taken or omitted to be taken by the Company or any of its Subsidiaries with respect to the matters specifically addressed by Section 6.1(b) shall be deemed to be a breach of this Section 6.1(a) unless such action would constitute a breach of Section 6.1(b).
(b)Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule, or as required by Applicable Law, from the date hereof until the Effective Time (or such earlier date and time on which this Agreement is terminated pursuant to ARTICLE 10), the Company shall not, nor shall it permit any of its Subsidiaries to:
(i)amend its certificate of incorporation, bylaws or other similar organizational documents of the Company or any of its Subsidiaries;
(ii)(A) split, combine, recapitalize or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries to the Company or to any other wholly-owned Subsidiary of the Company or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;
(iii)(A) issue, grant, deliver, pledge or sell or encumber, or authorize the issuance, granting, delivery, pledging or sale or encumbrance of, any Company Securities or Company Subsidiary Securities, other than the issuance of (x) any shares of Company Stock upon the settlement of Company Equity Awards, in each case that are outstanding on the date of this Agreement (or are granted following the date of this Agreement to the extent permitted by this Agreement), in accordance with the terms thereof or (y) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (z) any Company Securities pursuant to the exercise of any outstanding purchase option under the Company ESPP in accordance with Section 2.6(a), or (B) amend any term of any Company Security or any Company Subsidiary Security;
(iv)merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize, recapitalize, liquidate or dissolve the Company or any of its Subsidiaries;
(v)(A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation or partnership or other business organization, or a material amount of the assets, securities, properties, interests or businesses of such Person, other than (x) pursuant to Contracts existing as of the date hereof and set forth on Section 6.1(b)(v)(x) of the Company
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Disclosure Schedules or (y) in the ordinary course of business for inventory or otherwise for consideration having a value of less than $10,000,000 individually or $25,000,000 in the aggregate, or (B) enter into any joint venture or other similar partnership with any Person;
(vi)sell, lease, exclusively license or sublicense, grant any Lien (other than a Permitted Lien) or otherwise transfer or dispose of, let lapse, abandon, or expire, or fail to maintain or diligently prosecute, any of its material assets, securities, properties (including Intellectual Property), interests or businesses, other than (A) pursuant to Contracts existing as of the date hereof, (B) the sale of inventory in the ordinary course of business, (C) the sale or transfer of aged or obsolete inventory, or (D) assets or properties (other than Intellectual Property) sold, leased, licensed, sublicensed, or transferred pursuant to this clause (D) having a value of less than $2,000,000 individually or $10,000,000 in the aggregate;
(vii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) in connection with actions permitted by Section 6.1(b)(iv), (B) extensions of credit to customers in the ordinary course of business, (C) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance with the Company’s (or applicable Subsidiary of the Company’s) policies related thereto, or (D) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;
(viii)(A) incur any Funded Indebtedness or guarantees thereof, other than (x) indebtedness borrowed or incurred under the Credit Agreement, dated as of June 24, 2022, among the Company, as borrower, the guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, each issuing bank from time to time party thereto and each lender from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement” ), after the date of this Agreement, or (y) indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (B) grant any Lien upon its assets other than Permitted Liens, (C) amend, modify, restate, replace or supplement the Existing Credit Agreement in a manner that is materially adverse to Parent or that either provides for the capitalization of interest or adds any prepayment penalty or premium, or (D) repay, prepay, terminate or cancel all or any portion of the commitments or indebtedness under the Existing Credit Agreement (other than scheduled payments or mandatory prepayments required by the terms of the Existing Credit Agreement as in effect on the date hereof);
(ix)make, incur or commit to any capital expenditures in excess of $12,000,000 in any fiscal quarter or $20,000,000 in the aggregate;
(x)other than as required by an Employee Plan as in effect on the date hereof and disclosed to Parent, (A) grant any award under the Company Equity Plans or grant, announce or accelerate the vesting or payment of any compensatory equity or equity-based award or increase any severance or termination pay (or amend any existing severance pay or termination arrangement) with respect to any of the employees, directors, or other service providers of the Company or its Subsidiaries, (B) establish, adopt, terminate or materially amend, or provide any discretionary benefits under, any Employee Plan (or any plan, arrangement, program or agreement that would be an Employee Plan if in effect on the date hereof) (other than general changes to the Company’s health and welfare plans made during the open enrollment process in the ordinary course of business) or any service, consulting, or other similar Contract, (C) increase compensation or bonus opportunity payable or to become payable or benefits provided under an Employee Plan or otherwise, (D) hire any new employees or promote any employees, unless such hiring or promotion is in the ordinary course of business and is with respect to employees having an annual base salary not to exceed $350,000, (E) terminate the employment of any employee with annual base salary of more than $350,000, other than for cause, or (F) effectuate

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any plant closing, mass layoff, or other similar action that would reasonably be expected to trigger notice obligations under the WARN Act;
(xi)change the Company’s fiscal year, revalue any of the Company’s material assets or change any of the Company’s material financial, actuarial, reserving, or cash management methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act;
(xii)except in the ordinary course of business, make, change or revoke any material Tax election, adopt or change any accounting method for Tax purposes, agree to any extension or waiver of the statute of limitations relating to a material amount of Taxes, file any amendment to any material Tax Return, enter into any “closing agreement” described in Section 7121 of the Code, make any voluntary disclosure in respect of a material amount of Taxes to any Governmental Authority, surrender any right to claim a material Tax refund, or settle or compromise any material Tax liability;
(xiii)initiate, settle, discharge or compromise any Proceeding involving or against the Company or any of its Subsidiaries, other than the initiation or discharge of any Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and any such compromise or settlement that (A) involves the payment of monetary damages by or to the Company or any of its Subsidiaries not in excess of $1,000,000 individually, or $5,000,000 in the aggregate and (B) does not impose any material non-monetary obligation or restriction (other than, for the avoidance of doubt, confidentiality, release, or non-disparagement covenants that are customary for and incidental to entry of settlement, conciliation and similar Contracts) on the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing) that would be in effect following the Closing;
(xiv)(A) other than new Contracts with customers or suppliers entered into in the ordinary course of business, enter into any Contract that, if in existence on the date of this Agreement, would have been a Material Contract, (B) materially modify or amend or terminate any Material Contract (other than, in each case, the expiration or renewal of any Material Contract in accordance with its terms) or (C) waive or release any material right or claims of the Company or any of its Subsidiaries under any Material Contract to the extent that such waiver or release would have a material and adverse impact on the Company and the Subsidiaries taken as a whole;
(xv)engage in any transaction with, or enter into any Contract, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(xvi)(A) negotiate, modify, extend, terminate, or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employees;
(xvii)waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or its Subsidiaries whose annualized base compensation and incentive compensation opportunity exceeds or at the time of cessation of employment or service exceeded $250,000;
(xviii)cancel, materially reduce coverage under or terminate any of the Insurance Policies;

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(xix)make any change that is material and adverse, in light of the circumstances, to the operation or security of any Company IT System or the Company’s or any of its Subsidiaries’ respective rules, policies, or procedures with respect to Data Privacy and Security Requirements;
(xx)enter into any material new line of business;
(xxi)fail to reasonably enforce its material Intellectual Property rights or fail to diligently pursue any pending or threatened Proceedings related to any material Intellectual Property to which the Company or any of its Subsidiaries is a party or is otherwise involved; or
(xxii)agree, resolve or commit to do any of the foregoing.
Section 6.2Company Stockholder Meeting.
The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval (which Company Stockholder Meeting shall in no event be scheduled for later than the 45th day following the first mailing of the Proxy Statement to the Company’s stockholders). The Company will consult in good faith with Parent with respect to the timing of, and the form and substance of any meeting materials prepared for, the Company Stockholder Meeting, and the Company will consider in good faith any comments to such meeting materials timely provided by Parent or its Representatives. Once established, the Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as required by Applicable Law. Subject to Section 6.3, the Board of Directors of the Company shall (i) include the Company Board Recommendation in the Proxy Statement, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval, and (iii) otherwise comply with all Applicable Laws relating to such meeting. Notwithstanding the foregoing, if on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies and there are not holders of Company Stock present in person representing a sufficient number of shares of Company Stock to constitute a quorum and to obtain the Company Stockholder Approval, the Company shall have the right to make no more than three successive postponements or adjournments of the Company Stockholder Meeting, in each case, of no more than ten (10) Business Days. In addition, the Company may postpone or adjourn the Company Stockholder Meeting (on one or more occasions) to allow reasonable additional time for any supplemental or amended disclosure that the Company has determined in good faith is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, or if required by Applicable Law. The Company shall, unless there has been an Adverse Recommendation Change (to the extent permitted under Section 6.3), use reasonable best efforts to cooperate with Parent and keep Parent reasonably informed regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) shall be the only matter (other than procedural matters including stockholder approval of golden parachute compensation) that the Company shall propose to be acted on at the Company Stockholder Meeting.

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Section 6.3No Solicitation; Other Offers.
(a)General Prohibitions.
(i)Except to the extent permitted by Section 6.3(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making or the submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) continue, enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, employees, officers, directors, assets, books or records of the Company or any of its Subsidiaries to any Third Party in furtherance of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iii) enter into any agreement in principle, merger agreement, acquisition agreement, option agreement, letter of intent (binding or non-binding) or other similar Contract relating to any Acquisition Proposal or any proposal or offer that constitutes an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (any such agreement in principle, merger agreement, acquisition agreement, option agreement, letter of intent (binding or non-binding) or other similar Contract (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”)) or (iv) resolve or agree to do any of the foregoing.
(ii)Except to the extent permitted by Section 6.3(b), the Board of Directors of the Company will not, nor will any committee thereof: (A) fail to make, withdraw, or modify or qualify (in a manner adverse to Parent) or publicly propose to withdraw or modify or qualify (in a manner adverse to Parent), the Company Board Recommendation; (B) fail to publicly recommend against acceptance of any tender or exchange offer by the holders of Company Stock within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the 1934 Act; (C) fail to issue a public press release reaffirming the Company Board Recommendation within ten (10) Business Days of any public announcement of any Acquisition Proposal (other than any commencement of a tender or exchange offer); (D) authorize, adopt, approve, or publicly endorse, recommend or otherwise declare advisable, or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable, any Acquisition Proposal; (E) fail to include the Company Board Recommendation in the Proxy Statement; (F) fail to publicly reaffirm the Company Board recommendation within ten (10) Business Days after Parent so requests in writing (provided, that the Company will have no obligation to make such reaffirmation on more than two separate occasions); and (G) except as expressly permitted by, and after compliance with, this Section 6.3, approve, or publicly recommend or declare advisable, or publicly propose to enter into, or cause or permit the Company to enter into, any Alternative Acquisition Agreement (any of the actions set forth in the foregoing clauses (A) through (G), an “Adverse Recommendation Change”).
(b)Exceptions.
(i)Exception for Diligence and Discussions. Notwithstanding anything to the contrary in Section 6.3(a) but subject to compliance with this Section 6.3(b), if, after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives has received a bona fide written Acquisition Proposal that is not solicited in material breach of or received in connection with a material breach of this Section 6.3, then (x) the Company and its Representatives may make inquiries of the Person making such Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to the extent reasonably necessary to allow the Company’s Board of Directors to resolve any ambiguities in order to
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make the determination set forth in clause (y), and (y) if the Company’s Board of Directors determines in good faith after consultation with its financial advisor and outside legal counsel that (1) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (2) the failure to take any of the actions set forth in the following clauses (A) and (B) would be reasonably likely to be inconsistent with the fiduciaries duties of the Company’s Board of Directors to the Company’s stockholders under Applicable Law, then the Company and its Representatives may (A) engage in negotiations or discussions with the Third Party and its Representatives making such Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company and its Subsidiaries and afford access to the business, properties, employees, officers, directors, assets, books and records of the Company and its Subsidiaries, in the case of clause (A) and clause (B), pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party. Furthermore and notwithstanding anything to the contrary in Section 6.1 or Section 6.3(a), the Company may (but only upon the express written request of the Third Party) grant a waiver, amendment or release under any “standstill” provisions (including provisions that restrict or prohibit the making or soliciting of any offer or proposal) of any Contract with such Third Party to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company’s Board of Directors.
(ii)Exception for Superior Proposal. Notwithstanding any other provision of this Agreement, but subject to compliance with Section 6.3(c), at any time prior to obtaining the Company Stockholder Approval, if the Company has received a Superior Proposal and the Board of Directors of the Company determines in good faith after consultation with its financial advisor and outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties, then the Board of Directors of the Company may make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 10.1(d) in order to enter into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal.
(iii)Exception for Intervening Events. Notwithstanding any other provision of this Agreement, but subject to compliance with Section 6.3(c), at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith after consultation with its financial advisor and outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties, the Board of Directors of the Company may, in response to an Intervening Event, make an Adverse Recommendation Change (other than pursuant to clauses (D) or (G) of the definition thereof).
(iv)Compliance with Rule 14e-2(a). In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with and not in breach of this Section 6.3 or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; provided, that any statement or disclosure made pursuant to this Section 6.3(b)(iv) shall be subject to the terms of conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company’s Board of Directors and the rights of Parent under or with respect to this Section 6.3.
(c)Required Notices.
(i)At any time until the Effective Time, the Company shall notify Parent in writing no later than one (1) day after receipt by the Company (or any of its Representatives) of (A) any Acquisition Proposal, (B) any request for non-public information relating to the

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Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to make, or has made, an Acquisition Proposal, or (C) any request for discussions or negotiations with the Company or any of its Subsidiaries or any of its or their respective Representatives from any Person (other than Parent or Merger Subsidiary or their Affiliates) that could reasonably be expected to make, or has made, an Acquisition Proposal, including in such notification, a copy (if in writing) of any documents or written summary (if oral) of material terms and conditions relating to such expression of interest, proposal, offer or request for information, and the identity of the Person from which such Acquisition Proposal or request for information or discussion was received. The Company shall keep Parent reasonably informed of the status of any such Acquisition Proposal (including any copies (if in writing) of documents or written summaries (if oral) of material terms and conditions of any proposed agreements and amendments or modifications thereto, and any other material documents provided by or material correspondence with the relevant counterparty relating thereto) and the status of any discussions or negotiations regarding any such Acquisition Proposal, and in the case of any material modification to the terms of any such Acquisition Proposal, the Company shall notify Parent of such material modification within one (1) day of the Company’s or any of its Subsidiaries’ or any of its or their respective Representatives’ knowledge of any such material modification.
(ii)Prior to taking any action described in Section 6.3(b)(ii) or Section 6.3(b)(iii), (A) the Company shall notify Parent of its intent to take such action, which notice shall specify, as applicable, (1) the identity of the Person making any Superior Proposal and the material terms and conditions thereof (including unredacted copies of any proposed draft Alternative Acquisition Agreement) or (2) the fact, event, change or development in circumstances giving rise to an Intervening Event, (B) after delivery of such notice if requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent and its Representatives (to the extent Parent desires to do so) for a period ending at 11:59 p.m. (New York City time) on the fourth (4th) Business Day immediately following the date of such notice (the “Notice Period”) to amend the terms and conditions of this Agreement or any other documents contemplated hereby such that, as applicable, (x) the Superior Proposal giving rise to such notice would no longer constitute a Superior Proposal or (y) the Intervening Event giving rise to such notice would no longer provide the basis for an Adverse Recommendation Change, and (C) at the end of the Notice Period, the Company’s Board of Directors shall have determined (taking into account any adjustment to the terms and conditions of this Agreement or any other documents contemplated hereby as proposed by Parent, if any, and any other information offered by Parent) in good faith after consultation with its financial advisor and outside legal counsel that (x) the Acquisition Proposal remains a Superior Proposal and that the failure to make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 10.1(d) in order to enter into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties or (y) the Intervening Event remains an Intervening Event and the failure to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties. In the case of any action described in Section 6.3(b)(ii), if the financial or other material terms of the relevant Acquisition Proposal are materially amended or modified, then the Company will deliver to Parent a new notice pursuant to this clause (ii), except that the Notice Period shall instead end at 11:59 p.m. (New York City time), on the second (2nd) Business Day immediately following the date such new notice is delivered to Parent (but no such new notice will shorten the initial Notice Period).
(iii)Notwithstanding anything to the contrary in this Agreement, the giving of a notice required by or otherwise complying with this Section 6.3(c) shall not, on its own, constitute an Adverse Recommendation Change.

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(d)Application of this Provision to Representatives. Any violation of the restrictions on the Company set forth in this Section 6.3 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.3 by the Company.
(e)Obligation to Terminate Discussions. Subject to this Section 6.3, on the date hereof, the Company (i) shall, and shall cause its Subsidiaries and instruct its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, and (ii) shall promptly request in writing that all copies of all confidential information that the Company or any of its Representatives have distributed or made available to any such Third Party or its Representatives in connection with their consideration of any Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Third Party that contains, reflects or analyzes that information) be promptly destroyed or returned to the extent required by any confidentiality or similar agreement with such Third Party, and cause any physical or virtual data room to no longer be accessible to or by any such Third Party.
(f)Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
(i)“Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company or directly enforceable by the Company that (i) is in effect as of the date hereof, or (ii) entered into after the date hereof and contains terms and conditions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (other than with respect to any standstill or similar provision) and that does not prohibit the Company from complying with this Agreement, including this Section 6.3, or provide for the reimbursement by the Company or any of its Subsidiaries of any of the counterparty’s costs or expenses;
(ii)“Intervening Event” means a material fact, event, change or development in circumstances with respect to the Company or any of its Subsidiaries, on a consolidated basis, that (A) was not known (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) to the Board of Directors of the Company on or prior to the date hereof and (B) does not involve or relate to (w) an Acquisition Proposal, (x) any change, in and of itself, in the price or trading volume of the shares of Company Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), (y) the fact, in and of itself, that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition) or (z) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the Transactions; and
(iii)“Superior Proposal” means a bona fide written Acquisition Proposal (with references to “20%” in the definition of Acquisition Proposal being deemed to be replaced with references to “50%”) by a Person or group (other than Parent, Merger Subsidiary and their respective Affiliates) that (A) was not solicited in material breach of or received in connection with a material breach of this Section 6.3 and (B) is on terms and conditions that the Board of Directors of the Company determines in good faith, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable from a financial point of view to the Company’s stockholders (in their capacities as such) than the Transactions, after taking into account (x) all

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the legal, financial, regulatory and other terms and conditions of such Acquisition Proposal (including certainty and timing of closing, required regulatory and other approvals, financing arrangements and the form, amount, sources, terms and timing of payment of consideration of such proposal), (y) the identity of the Person or group making the proposal, and (z) any revisions or proposed revisions to the terms of this Agreement or any other agreement contemplated hereby in writing prior to the time of such determination.
Section 6.4Access to Information.
Subject to Applicable Law and the Confidentiality Agreement, from the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to ARTICLE 10, upon reasonable advance notice, the Company shall (i) afford Parent and its Representatives reasonable access during normal business hours to the offices, properties, personnel, and books and records of the Company and its Subsidiaries; and (ii) furnish to Parent and its Representatives such financial and operating data and other information concerning the business and operations of the Company and its Subsidiaries as Parent and its Representatives may reasonably request; provided, that the Company shall not be obligated to provide such access or furnish such data or other information pursuant to this Section 6.4 if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (A) violate Applicable Law or any Contract to which the Company or any Subsidiary thereof is a party, (B) waive the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (C) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Proceeding against any member of the Parent Group, or (D) involve documents or information relating to (x) the Company’s interactions with other prospective buyers of the Company that occurred prior to the date of this Agreement, (y) the Company’s evaluation or negotiation of this Agreement or the Transactions, or (z) the Company’s analysis, valuation, or consideration of the Transactions. Nothing in this Section 6.4 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Each of Parent and Merger Subsidiary agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 (or otherwise pursuant to this Agreement) for any purpose unrelated to the consummation of the Merger or the other Transactions. Notwithstanding anything to the contrary in the Confidentiality Agreement, Parent shall be permitted to disclose any information furnished by or on behalf of the Company (whether obtained prior to or following the date hereof) in connection with any filings that Parent makes with a Governmental Authority, so long as (a) the disclosure of such information does not breach Parent’s obligations set forth in Section 8.1, and (b) if such disclosure will contain any Proprietary Information (as defined in the Confidentiality Agreement) pertaining to the Company or any of its Subsidiaries, Parent (i) uses reasonable best efforts to provide the Company with, as far in advance of such disclosure as is reasonably practicable, such portions of the text of such disclosure that contain or reflect such Proprietary Information and (ii) considers in good faith the Company’s timely suggestions concerning the scope and nature of such information that Parent proposes to disclose to such Governmental Authority. Any investigation conducted by Parent and its Representatives pursuant to this Section 6.4 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business or operations of the Company or any of its Subsidiaries or (ii) create a risk of damage or destruction to any property or assets of the Company or any of

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its Subsidiaries. Any access to the offices or other properties of the Company or any of its Subsidiaries granted pursuant to this Section 6.4 will be subject to the Company’s and its Subsidiaries’ reasonable security measures and insurance requirements, and will not include the right of Parent or any of its Representatives to (and neither Parent nor its Representative shall) conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media. Except as otherwise provided in this Section 6.4, the terms and conditions of the Confidentiality Agreement will apply to any information furnished by the Company or any of its Subsidiaries to Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4.
Section 6.5Resignations.
At the written request of Parent, the Company shall cause any director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.
ARTICLE 7
Covenants of Parent
Each of Parent and the Company agrees that:
Section 7.1Obligations of Merger Subsidiary.
Parent shall execute a written consent approving and adopting this Agreement and the Transactions in its capacity as the sole stockholder of Merger Subsidiary and take all other actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and conditions set forth in this Agreement.
Section 7.2Voting of Shares.
Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of the approval and adoption of this Agreement and the Transactions at the Company Stockholder Meeting.
Section 7.3Director and Officer Liability.
(a)For at least six (6) years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time arising out of or related to (i) their service as an officer or director of the Company or its Subsidiaries; or (ii) services performed by such Indemnified Person at the request of the Company or its Subsidiaries, in each case, to the fullest extent permitted by the DGCL or any other Applicable Law.

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(b)For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation (or in such documents of any successor to the Surviving Corporation) regarding elimination of liability of directors and officers, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence in the Company’s certificate of incorporation and bylaws on the date of this Agreement.
(c)Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided that in no event shall the Company expend premium amounts, in the aggregate, for such “tail” insurance policies pursuant to this sentence in excess of 300 % of the annual premium paid by the Company for the D&O Insurance for the most recent calendar year ended prior to the date of this Agreement, which amount is set forth in Section 7.3(c) of the Company Disclosure Schedule (the “Maximum Premium”). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend premium amounts, in the aggregate, for such policies pursuant to this sentence in excess of the Maximum Premium; and provided further that if the aggregate premiums of such insurance coverage exceed the Maximum Premium, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(d)Parent and the Surviving Corporation shall advance the reasonable and out of pocket fees and expenses of any Indemnified Person (including the reasonable fees and expenses of counsel) prior to the final disposition of any Proceeding that is the subject of the right to indemnification in Section 7.3(a) and Section 7.3(b), provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

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(e)If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.3.
(f)The rights of each Indemnified Person under this Section 7.3 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries made available to Parent, or under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries, and nothing herein shall modify, abridge, narrow or restrict any such rights. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and such Indemnified Person’s successors, heirs and representatives. Each Indemnified Person shall be a third-party beneficiary of this Section 7.3; provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so paid if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification. The Surviving Corporation shall pay all reasonable and documented out-of-pocket expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Person in enforcing its indemnity, advancement and other rights under this Section 7.3. Notwithstanding any other provision of this Agreement, this Section 7.3 shall survive the consummation of the Merger until the final disposition of all claims under this Section 7.3 made prior to the date that is six (6) years after the Effective Time and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by each Indemnified Person and their successors, heirs or representatives.
Section 7.4Employee Matters.
(a)For a period of twelve (12) months following the Effective Time (or such shorter period of time during which any Continuing Employee remains employed with Parent or one of its Affiliates), Parent shall provide or cause the Surviving Corporation to provide to each individual who is a Company Employee immediately prior to the Effective Time and continues to be employed immediately following the Effective Time by Parent or the Surviving Corporation or any Subsidiary thereof (each, a “Continuing Employee”), (i) salary and target annual cash incentive opportunities that are each no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time; (ii) for any Continuing Employee whose employment is terminated by Parent or one of its Affiliates (other than for cause, as determined by Parent), and who executes a customary release of claims, severance benefits that are no less favorable than those provided to such Continuing Employee as in effect at the date hereof and set forth on Section 7.4(a) of the Company Disclosure Schedule, and (iii) other employee benefits (including qualified retirement and welfare benefits) that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all plans of Parent, the Surviving Corporation or their respective affiliates (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately prior to the Effective Time.
(b)With respect to all Surviving Corporation Plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its respective Subsidiaries (including any vacation, paid time-off and severance plans), for purposes of eligibility, vesting, and level of benefits (but not for benefit accrual under any defined benefit

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plan or retiree welfare benefit plan or vesting under any equity compensation plan), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or any of its respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(c)With respect to any welfare plan maintained by Parent or any of its Subsidiaries in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Employee Plan in which such employees participated immediately prior to the Effective Time and (ii) with respect to the plan year in which the Effective Time occurs, provide Continuing Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.
(d)With respect to the Continuing Employees, annual cash-based bonuses for the year in which the Effective Time occurs shall pay out at the greater of (A) actual achievement against performance metrics, measured as of immediately prior to the Effective Time, or (B) their target levels.
(e)With respect to any Continuing Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 7.4(e) shall be modified to the extent necessary to comply with Applicable Law where such Company Employees primarily perform their duties. During the period between the date hereof and the Effective Time, Parent and the Company shall confer in good faith to develop a plan to address any requirements under Applicable Law respecting any Company Employees who primarily perform their duties outside of the United States and which are triggered by the Transactions contemplated by this Agreement.
(f)As a condition to the obligations of Parent or any of its Affiliates under this Section 7.4, the Company agrees that it will, and will cause its Affiliates to use reasonable best efforts to, provide Parent, its Affiliates, and their respective service providers with access to all information reasonably requested by Parent and its service providers to allow Parent to comply with the provisions of this Section 7.4, subject to Applicable Law.
(g)Prior to the Closing, the Company and its Subsidiaries shall use its commercially reasonable efforts to fully and timely satisfy any notice, information, advice, consultation, bargaining or similar obligations owed to the Continuing Employees and their representatives and any Governmental Authority under Applicable Law or Labor Agreement with respect to the Transactions.
(h)The provisions of this Section 7.4 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a Third Party beneficiary of this Agreement, and no provision of this Section 7.4 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries or indicate any right to employment or continued employment for any

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period. Nothing herein shall be construed or interpreted to prevent or restrict Parent from amending or terminating, or viewed as an amendment to, modification, termination or establishment of, any Employee Plan or compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries, nor shall limit or prohibit Parent or any of its Subsidiaries from amending, modifying, terminating of establishing any benefit or other compensation plan, program, agreement or policy.
ARTICLE 8
Covenants of Parent and the Company
The parties hereto agree that:
Section 8.1Regulatory Authorizations and Consents.
(a)Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including under any applicable Antitrust Laws and Foreign Direct Investment Laws, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, non-oppositions and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions.
(b)In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and (ii) with respect to any other filings set forth in Section 8.1(b) of the Company Disclosure Schedule, make an appropriate filing (or enter pre-notification, as the case may be) as promptly as practicable and in any event within twenty (20) Business Days of the date hereof, and supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act, Antitrust Laws or Foreign Direct Investment Laws as soon as practicable. Parent will pay all filing fees under the HSR Act, or obtaining and maintaining all approvals, consents, registrations, permits, authorizations, non-oppositions and other confirmations under Antitrust Laws or Foreign Direct Investment Laws. Neither party will, and each will cause their respective Affiliates not to, take any action that would reasonably be expected to prevent the approval of any Governmental Authority with respect to the Transactions prior to the End Date. Neither party will extend directly or indirectly any waiting period under the HSR Act (including by withdrawing and refiling any filing pursuant to the HSR Act) or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby.
(c)Each party to this Agreement shall promptly notify the other parties hereto of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of Section 8.1, permit the other parties hereto to review in advance any written communication proposed to be made by such party (or its Representatives) to any Governmental Authority and provide the other parties hereto with copies of all correspondence, filings or other written communications between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement,

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subject to appropriate limitations on the exchange of competitively sensitive information consistent with Antitrust Laws. No party to this Agreement shall agree to participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to appropriate limitations on the exchange of competitively sensitive information consistent with Antitrust Laws, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking termination of any applicable waiting period.
(d)Notwithstanding anything in this Agreement to the contrary, Parent agrees, and agrees to cause its Affiliates, to take any and all steps, and to make any and all undertakings, necessary to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Direct Investment Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event, no later than the End Date), including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent or its Affiliates or otherwise taking or committing to take actions that limit Parent’s or its Affiliates’ freedom of action with respect to, or their ability to retain or operate, any of the businesses, product lines or assets of Parent or its Affiliates, in each case, as may be required in order to avoid the adoption or entry of, or to effect the dissolution or lifting of, any decisions, temporary restraining order, or other Order in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Transactions. Further, and for the avoidance of doubt, Parent will, and will cause its Affiliates to, take any and all actions necessary in order to ensure that no (x) requirement for any non-action, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Governmental Authority, (y) Order in any Proceeding, or (z) other matter relating to any antitrust or competition law would preclude the Closing by the End Date.
(e)In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions under Antitrust Laws or Foreign Direct Investment Laws, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other Proceeding and, if any Order is issued in any such action, suit or other Proceeding, to use reasonable best efforts to have such Order vacated, lifted, reversed or overturned and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.
(f)Notwithstanding the foregoing or any other provision of this Agreement, in connection with those filings and notifications pursuant to the HSR Act and any other filings set forth in Section 8.1(b) of the Company Disclosure Schedule or any Proceeding by any Governmental Authority or other Person pursuant to Section 8.1(e), Parent shall, on behalf of the parties, control and lead all communications and strategy with any Governmental Authority or in connection with any claim, action, suit, investigation or other Proceeding, including any proposal, offers, agreements or commitments pursuant to Section 8.1 or any other provision of this Agreement.
Section 8.2Financing.
(a)Each of Parent and Merger Subsidiary acknowledges and agrees that (i) neither the Company nor any of its Subsidiaries nor any of their respective officers, directors,

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employees, accountants, consultants, legal counsel, agents or other Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any financing in connection with the Transactions or their performance of their respective obligations under this Section 8.2 or any information utilized in connection therewith, and (ii) Parent and Merger Subsidiary shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents and other Representatives from and against any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding, whether involving a Third Party claim or a claim solely between the parties hereto) suffered or incurred by any of them in connection with any debt financing in connection with the Transactions or any information utilized in connection therewith; provided, that such indemnity shall not apply to the extent such damage, loss or expense resulted from (A) the gross negligence or willful misconduct of any such indemnified Person or (B) the material inaccuracy of any financial information provided by the Company or any of its Subsidiaries for use in connection with any debt financing in connection with the Transactions (this clause (ii), the “Financing Indemnity”).
(b)On the terms and subject to the conditions of this Agreement, Parent and Merger Subsidiary shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) obtain the proceeds of the Financing on the terms and conditions described in the Equity Commitment Letter, in each case, to the extent required to effectuate the Closing in accordance with Section 2.1, and (ii) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Parent, Merger Subsidiary, the Equity Investor or their respective Affiliates under the Equity Commitment Letter.
(c)Parent and Merger Subsidiary shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to cause the Equity Investors to fund, at the Closing upon the satisfaction (or waiver) of the conditions contained in the Equity Commitment Letter, the full amount of the Financing required to consummate the Transactions and pay related expenses, if all conditions to Closing contained in ARTICLE 9 are satisfied or waived (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) will be satisfied or waived upon funding).
(d)Neither Parent nor Merger Subsidiary shall without the prior written consent of the Company, consent to (i) any amendment or modification to, or waiver of any provisions or remedy under, the Equity Commitment Letter if such amendment or modification, or waiver would (A) change the conditions precedent set forth therein or add new conditions to the funding of the Financing on the Closing Date, as set forth in the Equity Commitment Letter, in a manner that would reasonably be expected to impair, materially delay or prevent the transactions contemplated by this Agreement, (B) change, prevent or materially delay the timing of the funding of the Financing in accordance with this Agreement, (C) reduce the cash amount of the Financing below the Required Amount, (D) otherwise adversely affect the ability of Parent and Merger Subsidiary to enforce their rights under the Equity Commitment Letter or consummate the Transactions or the timing of the Closing, or (ii) early termination of the Equity Commitment Letter. Parent and Merger Subsidiary shall, and shall cause their respective Affiliates to, use reasonable best efforts to maintain the effectiveness of the Equity Commitment Letter until the Transactions are consummated. For purposes of this Agreement, references to any “Equity Commitment Letter” shall include such document as permitted or required by this Section 8.2(d) to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

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(e)Parent shall give the Company prompt notice of (i) any breach or threatened breach by any party to the Equity Commitment Letter, (ii) any termination or threatened termination thereof by any party thereto, or (iii) any dispute or threatened dispute between or among any parties to the Equity Commitment Letter, in the case of clause (i), (ii) or (iii), except to the extent that such breach, termination or dispute would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(f)Prior to the Closing, the Company agrees to use good faith efforts to provide, and shall cause the Company’s Subsidiaries and its and their Representatives to use commercially reasonable efforts to provide, in each case, at Parent’s sole expense, reasonable and customary cooperation in connection with the arrangement of any debt financing and satisfy the conditions to funding of such debt financing as may be reasonably requested by Parent. Notwithstanding the Company’s obligations under this Section 8.2, (i) such cooperation shall not be required to the extent it would unreasonably interfere with the ongoing operations of the Company or the Company’s Subsidiaries, (ii) neither the Company nor any of the Company’s Subsidiaries shall be required to pay any commitment or other similar fee or incur prior to the Effective Time any other liability or obligation in connection with the Financing, and (iii) none of the Company, the Company’s Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time. Parent shall promptly reimburse the Company’s and its Subsidiaries’ reasonable and documented out-of-pocket expenses and costs incurred in connection with this Section 8.2 (the “Financing Reimbursement”, and together with the Financing Indemnity, collectively, the “Financing Obligations”).
(g)In no event will the Equity Investor, Parent, Merger Subsidiary or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Subsidiary) enter into any Contract that would reasonably be expected to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries.
Section 8.3Proxy Statement.
As soon as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC the preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company’s stockholders for use at the Company Stockholder Meeting. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with Applicable Law. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the latest of (a) confirmation from the SEC or its staff that it will not comment on, or that it has no additional comments on the Proxy Statement, or (b) the expiration of any waiting period with respect to the Proxy Statement. The Company will advise Parent, promptly after it receives notice thereof, of any receipt of (x) any request by the SEC or its staff for an amendment or supplement to the Proxy Statement, (y) any comments from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, or any responses thereto or (z) any requests by the SEC or its staff for additional information. The Company shall not file with the SEC the Proxy Statement or any amendment or supplement thereto and shall not correspond or otherwise communicate in writing with the SEC or its staff with respect to the Proxy Statement without providing Parent a reasonable opportunity to review and comment thereon,

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and, prior to such filing the Company will consider in good faith any comments to the Proxy Statement provided by Parent or its Representatives. The Company, after reasonable consultation with Parent (and including comments reasonably proposed by Parent), will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement. If, prior to the Company Stockholder Meeting, any event occurs with respect to Company or any Subsidiary of Company, or any change occurs with respect to information supplied by or on behalf of Company or Parent, respectively, for inclusion in the Proxy Statement or any information relating to Company, Parent or any of their Representatives shall be discovered by Company, Parent or Merger Subsidiary, that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, Company or Parent, as applicable, shall promptly notify the other of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders. The Company shall, to the extent reasonably practicable, provide Parent with prior written notice of, and a reasonable opportunity to attend and participate in, any meeting or discussion with the SEC in connection with the Proxy Statement or the Company Stockholder Meeting.
Section 8.4Public Announcements.
The initial press release regarding the Transactions has been approved by each of Parent and the Company. Parent and the Company shall consult with each other before issuing any other press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case the party required to issue the release or make the announcement shall use reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good faith consideration to any such comments proposed by the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party; provided that this Section 8.4 shall not restrict the Company from taking any actions in connection with any Acquisition Proposal or Intervening Event in accordance with Section 6.3. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, Parent, Merger Subsidiary and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and as reasonably required in connection with the Financing.
Section 8.5Further Assurances.

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At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 8.6Notices of Certain Events.
To the extent reasonably practicable and permitted by Applicable Law, each of the Company and Parent shall promptly after becoming aware thereof notify the other of:
(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(b)subject to Section 8.1, any notice or other communication from any Governmental Authority in connection with the Transactions; and
(c)any notice or other material communication from any proxy voting advisory firm in connection with the Transactions (and the parties shall cooperate with each other in connection with any correspondence with any such proxy voting advisory firm in connection with the Transactions).
Section 8.7Section 16 Matters.
Prior to the Effective Time, the Company shall take all such steps as may be required to cause the Transactions and any disposition of Company Stock (including derivative securities with respect to Company Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 8.8Transaction Litigation.
The Company shall notify Parent promptly of the commencement of any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to this Agreement or the Transactions (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof (including by providing copies of all material documents with respect thereto). The Company shall be entitled to direct and control the defense of any Transaction Litigation; provided, however, that the Company shall, from time to time at Parent’s request, update Parent with respect to all material developments and strategy decisions with respect to, consult with Parent regarding, and shall give Parent the right to, participate in the defense, negotiation or settlement of any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall give Parent a reasonable opportunity to review, and shall consider in good faith any comments Parent or its Representatives timely provide with respect to, any document production in connection with any

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Transaction Litigation. In no event shall the Company enter into or agree to any settlement with respect to such Transaction Litigation without Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 8.8, any Transaction Litigation relating to the Dissenting Shares will be governed by Section 2.4.
Section 8.9Takeover Laws.
Each of Parent, Merger Subsidiary and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to ensure that no restrictions on business combinations contained in any Takeover Law (or provision in the certificate of incorporation or bylaws of the Company (including, for the avoidance of doubt, Article IV of the certificate of incorporation of the Company)) is or becomes applicable to this Agreement or the Transactions. If the restrictions on business combinations in any Takeover Law (or provision in the certificate of incorporation or bylaws of the Company) becomes, or may purport to be, applicable to this Agreement or the Transactions, each of Parent, Merger Subsidiary and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated by the date required by Section 2.1(b) on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the restrictions on business combinations contained in any Takeover Law (or provision in the certificate of incorporation or bylaws of the Company (including, for the avoidance of doubt, Article IV of the certificate of incorporation of the Company)). The Company hereby agrees that, effective as of the time that the Company Stockholder Approval is obtained, Parent and its Affiliates are automatically and without any further action by any party, released from the use restrictions and “standstill” provisions contained in the Confidentiality Agreement.

Section 8.10Stock Exchange Delisting; Deregistration.
Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Company Stock from the New York Stock Exchange and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
Section 8.11Payoff Letters.
The Company shall use its commercially reasonable efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date duly executed, appropriate and customary payoff letters and release documentation necessary to release all related Liens on the property and assets of the Company and its Subsidiaries, in each case, in form and substance reasonably acceptable to Parent, with respect to all Funded Indebtedness of the Company and its Subsidiaries set forth on Section 8.11 of the Company Disclosure Schedule (such Funded Indebtedness, the “Payoff Indebtedness”; and such payoff letters and release documentation,

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collectively the “Payoff Letters”), (a) specifying the aggregate amount required to repay in full such Payoff Indebtedness (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such Payoff Indebtedness), (b) providing for the automatic termination of all Liens on the property or other assets of the Company or any of its Subsidiaries securing such Payoff Indebtedness and release of all guarantees thereunder upon the receipt of the payoff amounts specified in the applicable Payoff Letter (it being understood and agreed that Parent and Merger Subsidiary shall be responsible for paying all amounts specified in the Payoff Letter) and (c) authorizing the Company or its Subsidiaries, as applicable, and their respective designees or representatives to file all UCC termination statements and releases necessary to evidence release of any such Liens.
ARTICLE 9
Conditions to the Merger
Section 9.1Conditions to the Obligations of Each Party.
The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to Applicable Law) of the following conditions at or prior to the Closing:
(a)the Company Stockholder Approval shall have been obtained;
(b)no Applicable Law (whether temporary, preliminary or permanent) shall restrain, enjoin, render illegal or otherwise prohibit the consummation of the Merger that is still in effect; and
(c)(i) any applicable waiting period (and any extensions thereof, including any voluntary agreement between the Company, Parent, Merger Subsidiary and any Governmental Authority not to consummate the Merger by a certain date) applicable to the Transactions under the HSR Act, and any commitment to, or agreement with, any Governmental Authority in the United States or any jurisdiction listed in Section 8.1(b) of the Company Disclosure Schedule (as may be updated after the date hereof as contemplated by Section 8.1(b)) to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated, and (ii) any approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority under Antitrust Laws and Foreign Direct Investment Laws listed in Section 8.1(b) of the Company Disclosure Schedule (as may be updated after the date hereof as contemplated by Section 8.1(b)) shall have been obtained or deemed obtained and shall remain in full force and effect.
Section 9.2Conditions to the Obligations of Parent and Merger Subsidiary.
The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following further conditions at or prior to the Closing:
(a)the Company shall have performed and complied with in all material respects all of its covenants, obligations and agreements hereunder required to be performed or complied with by it at or prior to the Closing;

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(b)(i) each of the representations and warranties of the Company contained in the first and second sentence of Section 4.5(a), the first sentence of Section 4.5(c) and Section 4.25 shall be true and correct in all respects (except, with respect to the second sentence of Section 4.5(a) and the first sentence of Section 4.5(c), for any de minimis inaccuracies), at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (ii) each of the representations and warranties of the Company contained in Section 4.2, the last sentence of Section 4.5(a), Section 4.5(b), Section 4.5(e), and Section 4.22 (disregarding all materiality and Material Adverse Effect qualifications contained therein), shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) and (iii) each of the other the representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except, in the case of this clause (iii), for any failures of such representations and warranties to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(c)since the date of this Agreement, there shall not have been a Material Adverse Effect; and
(d)Parent shall have received a certificate signed by an executive officer of the Company certifying that the conditions in Section 9.2(a), Section 9.2(b) and Section 9.2(c) are satisfied.
Section 9.3Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following further conditions at or prior to the Closing:
(a)each of Parent and Merger Subsidiary shall have performed and complied with in all material respects all of its covenants, obligations and agreements hereunder required to be performed or complied with by it at or prior to the Closing;
(b)(i) each of the representations and warranties of Parent contained in Section 5.1, Section 5.2, and Section 5.6 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (ii) each of the other representations and warranties of Parent contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except, in the case of this clause (ii), for any failures of such representations and warranties to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

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(c)the Company shall have received a certificate signed by an executive officer of Parent certifying that the conditions in Section 9.3(a) and Section 9.3(b) are satisfied.
ARTICLE 10
Termination
Section 10.1Termination.
This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval) as follows:
(a)by mutual written agreement of the Company and Parent;
(b)by either the Company or Parent, if:
(i) the Merger has not been consummated on or before January 13, 2027 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to a party if the failure of the Merger to be consummated by such time was primarily caused by such party’s breach of any provision of this Agreement;
(ii)any Order by a court or other Governmental Authority of competent jurisdiction permanently restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to a party if issuance, enforcement or entry of any such Order, or such Order becoming final and non-appealable, was primarily caused by such party’s breach of any provision of this Agreement;
(iii)at the Company Stockholder Meeting (including any adjournment or postponement thereof in accordance with Section 6.2), the Company Stockholder Approval shall not have been obtained; or
(c)by Parent prior to obtaining the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred;
(d)by the Company, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company has received a Superior Proposal, and (ii) the Company concurrently enters into a definitive Alternative Acquisition Agreement concerning a Superior Proposal in accordance with Section 6.3(b)(ii) and simultaneously with such termination, the Company pays the Termination Fee payable pursuant to Section 11.4(b);
(e)by Parent if (i) there shall be or have been a breach of any covenant, obligation or agreement on the part of the Company set forth in this Agreement or (ii) there shall be or have been any failure of any representation or warranty of the Company set forth in ARTICLE 4 of this Agreement to be true or correct, in either case, (A) such that any of the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied, and (B) such breach or failure to be true or correct is not curable within thirty (30) days, or, if curable, is not cured within thirty (30) days of notice by Parent to the Company of such breach or failure to be true or correct; provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Parent if Parent or Merger Subsidiary is then in breach of any covenant, obligation or agreement contained in this Agreement or any representation or warranty of Parent or Merger Subsidiary contained in this Agreement is untrue or incorrect, in each case, which breach or failure to be true or correct, would result in a failure of a condition set forth in Section 9.1 or Section 9.3; or

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(f)by the Company if (i) there shall be or have been a breach of any covenant, obligation or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) there shall be or have been any failure of any representation or warranty of Parent and Merger Subsidiary set forth in ARTICLE 5 of this Agreement to be true or correct, in either case, (A) such that any of the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied, and (B) such breach or failure to be true or correct is not curable within thirty (30) days, or, if curable, is not cured within thirty (30) days of notice by the Company to Parent of such breach or failure to be true or correct; provided, that the right to terminate this Agreement pursuant to this Section 10.1(f) shall not be available to the Company if the Company is then in breach of any covenant, obligation or agreement contained in this Agreement or any representation or warranty of the Company contained in this Agreement is untrue or incorrect, in each case, which breach or failure to be true or correct would result in a failure of a condition set forth in Section 9.1 or Section 9.2.
The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other party.
Section 10.2Effect of Termination.
If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect and the Transactions shall be abandoned and each of the parties hereto shall be relieved of its duties and obligations arising under this Agreement from and after the date of such termination and such termination shall be without liability of any party hereto (or any stockholder or Representative of such party) to any other party hereto; provided that, subject to this Section 10.2:
(a)The provisions of this Section 10.2, the Financing Obligations, and the provisions of Section 8.4 and ARTICLE 11 (other than specific performance of any obligations to consummate the Closing pursuant to Section 11.12) (and the corresponding definitions of any defined terms used in each of those sections) shall survive any termination hereof pursuant to Section 10.1 in accordance with their terms and subject in all respects to Section 11.4 and Section 11.13.
(b)Neither the Company nor Parent shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its fraud or Willful Breach occurring prior to termination of this Agreement. For the avoidance of doubt, only the Company shall be permitted to, and its stockholders shall not be permitted to, bring an action to pursue, prove or collect such damages and the stockholders shall not be, and shall not be deemed to be, a third party beneficiary with respect thereto. For purposes of this Agreement, “Willful Breach” means any material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of such representation, warranty, covenant or agreement set forth in this Agreement.
(c)Following the termination of this Agreement, Parent shall pay and perform the Financing Obligations as and to the extent required by Section 8.2(f).

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ARTICLE 11
Miscellaneous
Section 11.1Notices.
All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:
Avanos Medical, Inc.
5405 Windward Parkway
Suite 100 South
Attention: Vice President, Head of Legal
E-mail: john.fischer@avanos.com
with a copy (which shall not constitute notice) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attention: Sarah Ernst
E-mail:     sarah.ernst@alston.com

if to the Parent or Merger Subsidiary, to:
AIP, LLC
450 Lexington Avenue, 40th Floor
New York, NY 10017, USA
Attention: General Counsel
Email: notices@americanindustrial.com
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
787 7th Avenue
New York, NY 10019
Attention:     Justin A. Macke; Adam Cromie; MK Han
E-mail:     jmacke@sidley.com; adam.cromie@sidley.com; mhan@sidley.com or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the
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place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 11.2No Survival of Representations, Warranties and Agreements.
The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except that any covenants and agreements that are to be performed in whole or in part after the Effective Time shall survive the Effective Time until fully performed.
Section 11.3Amendments and Waivers.
(a)Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.4Expenses and Termination Fee.
(a)General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b)Termination Fee.
(i)If this Agreement is terminated by Parent pursuant to Section 10.1(c), then the Company shall pay to Parent the Termination Fee within two (2) Business Days after such termination.
(ii)If this Agreement is terminated by the Company pursuant to Section 10.1(d), then the Company shall pay to Parent the Termination Fee concurrently with and as a condition to such termination.
(iii)If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(i) or Section 10.1(b)(iii) or by Parent pursuant to Section 10.1(e); provided that in the case of termination by the Company pursuant to Section 10.1(b)(i), the failure of the Merger to be consummated by the End Date was not primarily caused by a breach by Parent of any provision of this Agreement, (B) after the date of this Agreement and (x) prior to such termination in the case of a termination pursuant to Section 10.1(b)(i) or Section 10.1(e) or (y) prior to the Company Stockholder Meeting in the case of a termination pursuant to Section 10.1(b)(iii), an Acquisition Proposal shall have been publicly announced (or become publicly known) or otherwise been communicated to the Board of Directors of the Company (or a committee thereof) or the Company’s stockholders and, in either case, not publicly and irrevocably withdrawn, and (C) within twelve (12) months following the date of such

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termination, an Acquisition Proposal shall have been consummated or the Company enters into a definitive agreement for an Acquisition Proposal that is subsequently consummated (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.
(iv)“Termination Fee” means $37,500,000.
(v)The parties agree and acknowledge that in no event shall the Company be required to pay the Termination Fee on more than one occasion.
(c)Each party acknowledges that the agreements contained in this Section 11.4 are an integral part of the Transactions and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 11.4, it shall also pay any costs and expenses incurred by Parent in connection with any Proceeding to enforce this Agreement that leads to a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost, or expense at the publicly announced prime rate as published by the Eastern Edition of The Wall Street Journal (the “Prime Rate”) from the date such fee, cost, or expense was required to be paid to (but excluding) the payment date (collectively, the “Parent Enforcement Expenses”). If the Company commences a legal Proceeding against Parent or Merger Subsidiary in accordance with Section 11.4(d) that results in a judgment for monetary damages against Parent or Merger Subsidiary, Parent shall also pay any costs and expenses incurred by the Company in connection with such Proceeding, together with interest on the amount of such judgment at the Prime Rate from the date of termination of this Agreement to (but excluding) the payment date (collectively, the “Company Enforcement Expenses”). In no event will the Parent Enforcement Expenses, on the one hand, or the Company Enforcement Expenses, on the other hand, exceed, in the aggregate, $5,000,000 (the “Expenses Cap”). None of Parent or any other member of the Parent Group shall be required to pay, in the aggregate, costs or expenses (including interest) or any other amount in an amount in excess of the Expenses Cap in connection with the Company Enforcement Expenses. None of the Company or any other member of the Company Group shall be required to pay, in the aggregate, costs or expenses (including interest) or any other amount in an amount in excess of the Expenses Cap in connection with the Parent Enforcement Expenses.
(d)Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of this Section 11.4(d), the Company’s right to (i) an order of specific performance against Parent prior to the termination of this Agreement as permitted by and subject to the requirements of Section 11.12, (ii) enforce or collect on, as applicable, the Financing Obligations of Parent set forth in Section 8.2 in accordance with the terms thereof and (iii) following the termination of this Agreement by either party, seek monetary damages (with respect to the Company Enforcement Expenses, subject to the Expenses Cap) from Parent (and to enforce the Equity Commitment Letter against the Equity Investor) in the event of Parent’s or Merger Subsidiary’s fraud or Willful Breach of this Agreement, in each case occurring prior to the termination of this Agreement, shall be the Company’s sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any of (A) Parent, Merger Subsidiary, and the Equity Investor, (B) the former, current or future direct or indirect holders of any equity, partnership or limited liability company interest in or any controlling persons, directors, officers, employees, agents, attorneys, former, current or future Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Subsidiary or any Equity Investor or (C) any former, current or future direct or indirect holders of any equity, partnership or limited liability company interest in or any controlling persons, directors, officers, employees, agents, attorneys, former, current or future Affiliates, any debt financing sources, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the

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“Parent Group”) in respect of this Agreement, any agreement executed in connection herewith, including the Equity Commitment Letter and the Transactions. In no event will the Company be entitled to both (x) payment of any monetary damages and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent and Merger Subsidiary that results in the Closing.
(e)Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of this Section 11.4(e), the right of Parent and Merger Subsidiary to (i) an order of specific performance against the Company prior to the termination of this Agreement as permitted by and subject to the requirements of Section 11.12, or (ii) (A) receive the Termination Fee, to the extent payable pursuant to Section 11.4(b), and (B) following termination of this Agreement by either party, seek monetary damages (with respect to the Parent Enforcement Expenses, subject to the Expenses Cap) from the Company in the event of the Company’s fraud or Willful Breach of this Agreement, in each case occurring prior to the termination of this Agreement, shall be, Parent’s and Merger Subsidiary’s sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any of (A) the Company and its Subsidiaries, (B) the former, current or future direct or indirect holders of any equity, partnership or limited liability company interest in or any controlling persons, directors, officers, employees, agents, attorneys, former, current or future Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (C) any former, current or future direct or indirect holders of any equity, partnership or limited liability company interest in or any, controlling persons, directors, officers, employees, agents, attorneys, former, current or future Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Company Group”) in respect of this Agreement, any agreement executed in connection herewith and the Transactions, including any breach or termination of this Agreement or any such other agreement and the failure of the Merger or any such other transaction to be consummated. In no event will Parent or Merger Subsidiary be entitled to (1) payment of both monetary damages and the Termination Fee, or (2) both (x) payment of any monetary damages or the Termination Fee, as applicable, and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing.
(f)Each party acknowledges that the Termination Fee does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
Section 11.5Binding Effect; Benefit; Assignment.
(a)Except as set forth in Section 7.3 and Section 10.2(b), the parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by Section 7.3; and (ii) from and after the Effective Time, the rights of the holders of shares of Company Stock, Company TRSUs, Company PRSUs or Company Options to receive the Merger Consideration set forth in ARTICLE 2.
(b)No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve

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Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary; provided further, that the Company may collaterally assign any of its respective rights hereunder as collateral security for any debt financing used to finance the Transactions (or any refinancing or replacement thereof).
Section 11.6Governing Law.
This Agreement, and all Proceedings (whether in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of any jurisdictions that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 11.7Jurisdiction.
All Proceedings (whether at law or in equity, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity, performance, enforcement or interpretation of this Agreement or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Chancery Court declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and the parties irrevocably and unconditionally submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under Applicable Law or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
Section 11.8WAIVER OF JURY TRIAL.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, VALIDITY, PERFORMANCE, ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT OR THE TRANSACTIONS.
Section 11.9Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all

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manner and respects as an original counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 11.10Entire Agreement.
This Agreement, the Equity Commitment Letter, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 11.11Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 11.12Specific Performance.
The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that any breach of this Agreement would not be adequately compensated by monetary damages, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required, in addition to any other remedy to which they are entitled at law or in equity. The pursuit of specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to cause Parent to fully enforce the terms of the Equity Commitment Letter against the parties thereto and to cause the Financing to be funded.

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Section 11.13No Recourse.
Without limiting Section 11.5, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no member of the Company Group and no member of the Parent Group (other than the Equity Investor to the extent set forth, and on the terms and subject to the conditions set forth in, the Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting Section 11.5, in no event shall the Company or any of its Affiliates or other member of the Company Group, on the one hand, and Parent, Merger Subsidiary or any of their respective Affiliates or other member of the Parent Group on the other hand, and each of the member of the Company Group and member of the Parent Group agrees not to and to use commercially reasonably efforts to cause its respective controlled Affiliates and other member of the Company Group or member of the Parent Group, as applicable, not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any member of the Parent Group or any member of the Company Group, as applicable, not a party to this Agreement (other than to the extent permitted by, and subject to the limitations of the Equity Commitment Letter).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.
AVANOS MEDICAL, INC.

By: /s/ David Pacitti
Name:     David Pacitti
Title: Chief Executive Officer

A-AV HOLDCO I, INC.

By: /s/ Joel Rotroff
Name:     Joel Rotroff
Title: President

A-AV MERGERSUB, INC.

By: /s/ Joel Rotroff
Name:     Joel Rotroff
Title: President

[Signature Page to Merger Agreement]